Exhibit 10.5

140 – 4th Avenue SW Office Lease Form

ASPEN PROPERTIES (SLP) LTD.

(Landlord)

- and -

NANO INNOVATIONS INC. and ADVEN INDUSTRIES INC.

(Tenant)

OFFICE LEASE

BUILDING: 140 – 4th Avenue SW, Calgary, Alberta

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SCHEDULE A	–	FLOOR PLAN
SCHEDULE B	–	LEGAL DESCRIPTION
SCHEDULE C	–	DETERMINATION OF OCCUPANCY COSTS
SCHEDULE D	–	RULES AND REGULATIONS
SCHEDULE E	–	TENANT IMPROVEMENTS
SCHEDULE F	–	LANDLORD’S WORK AND TENANT’S WORK
SCHEDULE G	–	ADDITIONAL PROVISIONS
SCHEDULE G-1	–	LANDLORD’S CONSTRUCTION
SCHEDULE H	–	BASE BUILDING WORK
SCHEDULE I	–	SECURITY AGREEMENT
SCHEDULE J	–	INDEMNITY AGREEMENT

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OFFICE LEASE

This Lease dated as of March 28, 2022 (the “Lease”), is made and entered into by the Landlord and Tenant named below who agree as follows:

ARTICLE 1
BASIC TERMS

1.1	Basic Terms

(a)	(i)	Landlord:	ASPEN PROPERTIES (SLP) LTD.

(ii)	Address:	c/o Aspen Property Management Limited Partnership 1800, 140 – 4th Avenue SW Calgary, Alberta T2P 3N3 Telephone: 403.216.2660

(iii)	Building Address:	140 – 4th Avenue SW Calgary, Alberta T2P 3N3

(b)	(i)	Tenant:	NANO INNOVATIONS INC. and ADVEN INDUSTRIES INC.

		Address:	●

		Telephone:	●

		Email:	●

(c)	Indemnifier:	None. Not Applicable

(d)	Rentable Area of the Premises:	6,326 square feet

(e)	Premises:	Suite 2320 shown for illustrative purposes on the attached Schedule A

(f)	Term:	6 Years

(g)	(i)	Commencement Date:	March 1, 2023

(ii)	Expiry Date:	February 28, 2029 (subject to an Extension Option as per the attached Schedule G)

(h)	Basic Rent:

	Period	Per Sq. Ft. of Rentable Area Per Year

March 1, 2023 to February 28, 2025	$19.00
March 1, 2025 to February 28, 2027	$20.00
March 1, 2027 to February 28, 2029	$22.00

(i)	Security Deposit:	$127,598.58

(i)	$21,266.43 (inclusive of GST), to be applied to each of March, April and May 2023 Rent as it comes due;

(ii)	$21,266.43 (inclusive of GST), to be applied to each of March and April 2024 Rent as it comes due; and

(iii)	$21,266.43 (inclusive of GST), to be held as security for the Tenant’s obligations under the Lease.

(j)	Operating Name of Business (if different from the legal name):	● None. Not applicable

(k)	Fixturing Period:	September 1, 2022 to February 28, 2023

The foregoing basic terms are hereby approved by the parties and each reference in this Lease to any of the basic terms shall be construed to include the provisions set forth above as well as all of the additional terms and conditions of the applicable sections of this Lease where such basic terms are more fully set forth.

ARTICLE 2
DEFINITIONS

2.1	Definitions

In this Lease:

(a)	“Additional Rent” means all amounts in addition to Basic Rent payable to the Landlord or any other Person under this Lease, other than GST.

(b)	“affiliate” and “subsidiary” have the meaning given in the Business Corporations Act (Alberta).

(c)	“Architect” means such firm of professional architects, engineers or surveyors as the Landlord may select from time to time engaged for preparation of construction drawings for the Building or for general supervision of architectural and engineering aspects and operations thereof or for the measurement of the Building of part or parts thereof and includes any consultant(s) from time to time appointed by the Landlord or the Architect whenever such consultant(s) is acting within the scope of his appointment and specialty.

(d)	“Basic Rent” means the amount described in section 1.1(h) and payable by the Tenant to the Landlord in respect of each Lease Year or any portion thereof under section 5.1.

(e)	“BOMA Standard” means the American National Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1-1996), as such standard may be amended or replaced from time to time by the Building Owners and Managers Association International (“BOMA”) or a successor organization to BOMA and as such standard may be further amended by the Landlord in measuring floor areas of the Building.

(f)	“Building” means the office building located on the Land with the municipal address of 140 - 4th Avenue SW, Calgary, Alberta in which the Premises are located and all other structures, improvements, facilities and appurtenances that have been or will be constructed on the Land (above, at or below grade), including the Building Systems and the Common Areas, all as may be altered, expanded, reduced or reconstructed from time to time.

(g)	“Building Systems” means at any time: (i) all heating, ventilating and air- conditioning and other climate control systems and other systems, services, installations and facilities installed in or servicing the Building including, without limitation, the following systems, services, installations and facilities: elevators and escalators, mechanical (including plumbing, sprinkler, drainage and sewage), electrical and other utilities, lighting, sprinkler, life safety (including fire prevention, communications, security and surveillance), computer (including environmental, security and lighting control), ice and snow melting, refuse removal, window washing and music; (ii) all machinery, appliances, equipment, apparatus, components, computer software and appurtenances forming part of or used for or in connection with any of such systems, services, installations and facilities including, but not limited to, boilers, motors, generators, fans, pumps, pipes, conduits, ducts, valves, wiring, meters and controls, and the structures and shafts housing and enclosing any of them; and (iii) all Landlord owned or controlled telecommunications facilities, installations and equipment.

(h)	“Business Day” means a day that is not a Saturday, Sunday or a holiday in the province where the Land is situated.

(i)	“Capital Tax” is defined in Schedule C.

(j)	“CDS” - Intentionally deleted.

(k)	“Change of Control” means, in the case of any corporation or partnership, the transfer or issue by sale, assignment, subscription, transmission on death, mortgage, charge, security interest, operation of law or otherwise, of any shares, voting rights or interest which would result in any change in the effective control of such corporation or partnership, unless such change occurs as a result of trading in the shares of a public corporation listed on a recognized stock exchange in Canada or the United States.

(l)	“Commencement Date” means the date set out or determined in section 1.1(g)(i).

(m)	“Common Areas” means those areas, facilities, improvements, installations and equipment (collectively, the “Facilities”) in or around or adjacent to the Building and the Land existing from time to time that: (i) are neither rented nor designated nor intended by the Landlord to be rented; and (ii) are provided or designated from time to time by the Landlord for use in common by the Landlord, the Tenant, other tenants of the Building or their subtenants, agents, employees, customers, invitees or licensees, whether or not those areas are open to the general public or to all the tenants of the Building including, without limitation, the Facilities consisting of (without limitation) building mechanical systems, entrances, lobbies, access and service corridors, stairways, indoor and outdoor walkways (both open and enclosed), malls, courts and arcades (both open and enclosed), public seating areas and facilities, public washrooms, indoor and outdoor landscaping and landscaped areas, passageways or tunnels leading to any public walkway or other facilities or to other buildings or concourses, mailrooms, electrical, telephone, meter, valve, mechanical, storage and janitor rooms, shipping and receiving areas and loading docks, package or passenger pick-up areas, waste disposal or recycling facilities, the Parking Facility, driveways, laneways and ramps and sidewalks, parks and other municipal facilities for which the Landlord directly or indirectly is subject to obligations in its capacity as owner of the Building or an interest in it, and any of the foregoing Facilities that are shared with any other building as determined by the Landlord in its sole discretion, all as may be designated by the Landlord from time to time and as may be altered, expanded, reduced, reconstructed or relocated from time to time.

(n)	“Development” means the Land and the Building.

(o)	“Environmental Claim” means all claims, losses, costs, expenses, fines, penalties, payments and/or damages (including, without limitation, all solicitors’ fees on a solicitor and client basis) relating to, arising out of, resulting from or in any way connected with the presence of any Hazardous Substance at the Premises or the Development, including, without limitation, all costs and expenses of any investigation, remediation, restoration or monitoring of the Premises, the Land or Building and/or any property adjoining or in the vicinity of the Development required or mandated by Environmental Law.

(p)	“Environmental Law” means any law, bylaw, order, ordinance, ruling, regulation, certificate, approval, policy, guideline, consent or directive of any applicable federal, provincial or municipal government, governmental department, agency or regulatory authority or any Court of competent jurisdiction, as well as any common law obligations or requirements, relating to environmental or health and safety matters and/or regulating the generation, import, storage, distribution, labelling, sale, use, handling, transport or disposal of any Hazardous Substance which may be in force from time to time.

(q)	“Events of Default” has the meaning given in section 20.3.

(r)	“Expert” includes the Architect and also means any engineer, land surveyor or other professional consultant appointed by the Landlord who, in the opinion of the Landlord, is qualified to perform the function for which he or she is retained.

(s)	“Expiry Date” means the date defined or determined in section 1.1(g)(ii).

(t)	“Fiscal Year” means a twelve month period (all or part of which falls within the Term) from time to time determined by the Landlord, at the end of which the Landlord’s books in respect of the Development are balanced for auditing and/or taxation purposes.

(u)	“Fixturing Period” is defined in section 4.2.

(v)	“GST” means the goods and services tax payable under the Excise Tax Act (Canada).

(w)	“Hazardous Substance” means:

(i)	any material or substance declared or deemed to be hazardous, deleterious, caustic, dangerous, a dangerous good, toxic, a contaminant, a waste, a source of a contaminant, a pollutant or toxic under any Environmental Law and includes, without limitation, polychlorinated biphenyl and urea- formaldehyde;

(ii)	any solid, liquid, gas or odour or combination of any of them that, if emitted into the air, would create or contribute to the creation of a condition of the air that:

(A)	endangers the health, safety or welfare of Persons or the health of animal life;

(B)	interferes with normal enjoyment of life or property; or

(C)	causes damage to plant life or to property; and

(iii)	any substance which is hazardous to the environment, including Persons or property and includes, without limiting the generality of the foregoing, the following:

(A)	radioactive materials;

(B)	explosives; or

(C)	any substance that, if added to any water, would degrade or alter or form part of a process of degradation or alteration of the quality of that water to the extent that it is detrimental to its use by man or by any animal, fish or plant.

(x)	“Indemnifier” Intentionally deleted.

(y)	“Indemnity Agreement” Intentionally deleted.

(z)	“Land” means those lands located in the City of Calgary, in the Province of Alberta, and having a legal description as set out in Schedule B (or for such part as may be designated by the Landlord from time to time) as altered, expanded or reduced from time to time.

(aa)	“Landlord” means the party named as the landlord in section 1.1(a)(i) and includes the landlord’s successors and assigns.

(bb)	“Landlord’s Construction” is defined in Schedule G and described in Schedule G- 1.

(cc)	“Landlord’s Work” is defined in Schedule E and described in Schedule F.

(dd)	“Lease” means this lease, any schedules and riders attached hereto, and every properly executed instrument which by its terms amends, modifies or supplements this Lease.

(ee)	“Lease Year” means: (i) in the case of the first Lease Year, the period beginning on the Commencement Date and ending on the last day of the 12th consecutive full month after the expiry of the calendar month in which the Commencement Date occurs (except that if the Commencement Date occurs on the first day of a calendar month, the first Lease Year shall end on the day prior to the first anniversary of the Commencement Date) and; (ii) in the case of each subsequent Lease Year, consecutive 12 month periods, provided that the final Lease Year shall end on the Expiry Date.

(ff)	“Leasehold Improvements” has the meaning given in Schedule E.

(gg)	“Mortgage” means any mortgage, charge or security instrument (including a deed of trust or mortgage securing bonds) and all extensions, renewals, modifications, consolidations and replacements of any such item which may now or hereafter affect the Development or any part of it.

(hh)	“Mortgagee” means a lender under a Mortgage.

(ii)	“Normal Business Hours” means the business hours set by the Landlord for the Development from time to time.

(jj)	“Occupancy Costs” are defined in Schedule C. (kk) “Operating Expenses” is defined in Schedule C.

(ll)	“Parking Agreement” means the Parking Facility Operator’s form of parking licence agreement.

(mm)	“Parking Facility” means the parking facility for the Building designated by the Landlord from time to time located on or near the Land.

(nn)	“Parking Facility Operator” means the operator of the Parking Facility, if any, appointed to manage the Parking Facility from time to time.

(oo)	“Permitted Transferee” means

(i)	any corporation which is an Affiliate (with the meaning of the Canada Business Corporations Act) of the originally named Tenant (“Affiliate”) but only for so long as it remains an Affiliate of such original named Tenant. In the event the Affiliate ceases to be an affiliate pursuant to the Canada Business Corporations Act, an assignment of sublease shall be deemed to have occurred in accordance with this Lease; or

(ii)	a corporation formed as a result of a merger or amalgamation (within the meaning of the Canada Business Corporations Act) of the Tenant with another corporation or corporations, provided the resulting entity has the same or greater financial capacity as that of the Tenant on the Commencement Date of this Lease; or

(iii)	any entity with results from the bona fide reorganization of the Tenant; or

(iv)	the purchase of all or substantially all of the assets of the Tenant, provided the resulting purchaser has the same or greater financial capacity as that of the Tenant and such entity does not conflict with any restrictions in the Development.

(pp)	“Person” means any person, firm, partnership or corporation, or any group or combination of persons, firms, partnerships or corporations.

(qq)	“Premises” is defined in section 1.1(e).

(rr)	“Prime Rate” means the variable rate of interest (expressed as a rate per annum) established by a Canadian chartered bank designated by the Landlord from time to time as the reference rate of interest which such bank employs in order to determine the interest rate it will charge for demand loans in Canadian dollars to its customers in Canada and which it designates as its prime rate.

(ss)	“Purchaser” has the meaning given in section 18.4.

(tt)	“Real Estate Taxes” is defined in Schedule C.

(uu)	“Rent” means the aggregate of all amounts payable by the Tenant to the Landlord under this Lease.

(x)	“Rentable Area” of the Premises, the Building or any portion thereof means such area measured in accordance with the BOMA Standard.

(ww)	“Required Conditions” means that:

(i)	the Tenant is the originally named Tenant, or a Permitted Transferee and in either case has not undergone a Change of Control and is itself in occupation of and carrying on business from at least 75% of the Premises, excepting the Tenant’s Permitted Occupants under Schedule G Section 3; and

(ii)	the Tenant has paid all Rent when due and there have not been the occurrence of 3 or more Events of Default and there is not then an existing Event of Default that remains unremedied beyond the applicable curative period other than an Event of Default described in section 20.3 which is by its nature incurable.

(xx)	“Security Agreement” means the terms and conditions comprising the Landlord and the Tenant’s Security Agreement attached as Schedule I.

(yy)	“Security Deposit” has the meaning given in section 5.7.

(zz)	“Stipulated Rate” means interest at a rate equal to the Prime Rate plus 5% per annum, calculated and compounded monthly.

(aaa)	“Structural Elements” means those parts of the Building consisting of the footings and foundations, structural columns and beams, structural subfloors, bearing walls, curtainwalls, roofs, the component parts of such structural elements and any other item generally determined by an Expert to be a Structural Element.

(bbb)	“Tenant” means the party named as the tenant in section 1.1(b)(i) and includes the Tenant’s successors and permitted assigns.

(ccc)	“Tenant’s Pro-rata Share” is defined in Schedule C.

(ddd)	“Tenant’s Work” is defined in Schedule E and described in Schedule F.

(eee)	“Term” means the period of time set out in section 4.1.

(fff)	“Transfer” means all or any of the following, whether by conveyance, written agreement or otherwise: (i) an assignment of this Lease in whole or in part; (ii) a sublease of all or any part of the Premises; (iii) the sharing or transfer of any right of use or occupancy of all or any part of the Premises; (iv) any mortgage, charge or encumbrance of this Lease or the Premises or any part of the Premises or other arrangement under which either this Lease or the Premises become security for any indebtedness or other obligation; and (v) a Change of Control, and includes any transaction or occurrence whatsoever (including, but not limited to, expropriation, receivership proceedings, seizure by legal process and transfer by operation of law), which has changed or might change the identity of the Person having use or occupancy of any part of the Premises.

(ggg)	“Transferee” means the Person to whom a Transfer is or is to be made.

(hhh)	“TSP” has the meaning given in section 7.11.

ARTICLE 3
GRANT OF LEASE

3.1	Grant

In consideration of the Rent, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed, the Landlord hereby demises and leases the Premises to the Tenant, and the Tenant hereby leases and accepts the Premises from the Landlord, to have and to hold during the Term, subject to the terms and conditions of this Lease. The Landlord grants to the Tenant a non-exclusive licence throughout the Term to the benefit or use (as may be appropriate) of those Common Areas which provide access to the Premises or which are generally made available to all tenants in the Building, in common with other tenants of the Building and with all others entitled thereto, subject to the terms and conditions of this Lease.

3.2	Quiet Enjoyment

The Landlord covenants to provide the Tenant with quiet enjoyment and possession of the Premises during the Term, subject to the terms and conditions of this Lease. The Landlord’s covenant as to quiet enjoyment and possession shall be limited to matters of title to the Land and shall not extend to any other liability that may be imposed by law in respect of such covenant.

3.3	Covenants of the Landlord and the Tenant

The Landlord covenants to observe and perform all of the terms and conditions to be observed and performed by the Landlord under this Lease. The Tenant covenants to pay the Rent when due under this Lease, and to observe and perform all of the terms and conditions to be observed and performed by the Tenant under this Lease.

ARTICLE 4
TERM AND POSSESSION

4.1	Term

Notwithstanding sections 4.2 and 4.3, the Term of this Lease shall be for the period of time described in section 1.1(f) beginning on the Commencement Date and ending on the Expiry Date unless terminated earlier as provided in this Lease. If the Commencement Date is not a fixed date under this Lease but is to be determined by the occurrence of subsequent events, the Tenant agrees to execute a certificate confirming the Commencement Date.

4.2	Early Occupancy and Fixturing Period

The Tenant shall be permitted by the Landlord to occupy the Premises prior to the Commencement Date for the period of time described in section 1.1(k) (the “Fixturing Period”) commencing on the date the Landlord’s Work and Landlord’s Construction is substantially complete and the Landlord provides vacant possession of the Premises to the Tenant for the purpose of allowing the Tenant to commence the Tenant’s Work and conduct business. The Tenant’s right to commence occupancy of the Premises during the Fixturing Period shall be conditional on: (a) the Tenant having executed this Lease in the form approved by the Landlord; (b) the Tenant having provided evidence of insurance showing compliance with the insurance requirements of this Lease; and (c) no Event of Default existing that remains uncured beyond the applicable curative period, if any. During the Fixturing Period, the Tenant will not be required to pay Basic Rent or Occupancy Costs, however, all other terms and conditions of this Lease shall apply. At the beginning of the Fixturing Period the Tenant will begin and thereafter diligently perform and complete any required Tenant’s Work. The Tenant shall pay for all electricity, water, heat, security, refuse removal and other utilities and services furnished to the Tenant or its contractors by the Landlord or its contractors during the Fixturing Period promptly upon being billed therefor.

4.3	Delayed Possession

If the Landlord is delayed in delivering possession of all or any portion of the Premises to the Tenant on or before the Fixturing Period, then unless such delay is principally caused by or attributable to the Tenant, its servants, agents or independent contractors, then the date on which the Premises are to be made available to the Tenant, the Commencement Date and the obligation of the Tenant to pay Basic Rent and Occupancy Costs shall be postponed for a period equal to the duration of the delay. This Lease shall not be void or voidable nor shall the Landlord be liable to the Tenant for any loss or damage resulting from any delay in delivering possession of the Premises to the Tenant, and the deferment of the obligation of the Tenant to pay Basic Rent and Occupancy Costs shall be accepted by the Tenant as full compensation for any such delay.

If any delay in the completion of Landlord’s Construction is attributable to the Tenant, its servants, agents or independent contractors, the obligation of the Tenant to pay Basic Rent and Occupancy Costs shall not be deferred and the time period for completion of Landlord’s Construction (but not the Expiry Date) shall be extended for a reasonable period which shall not in any event be less than a period corresponding to such delay.

4.4	Landlord’s Work and Landlord’s Construction

The Landlord’s Work is described in Schedule F. The Landlord’s Construction is described in Schedule G and Schedule G-1. Except for items of Landlord’s Work described in Schedule F and Landlord’s Construction described in Schedule G and Schedule G-1, the Tenant hereby acknowledges that it accepts the Premises and the Building in an ’‘as-is’’ condition as of the date possession of the Premises is granted to the Tenant by the Landlord. If Schedule F, Schedule G, and Schedule G-1,specifically requires that certain items of work be performed by the Landlord, the Landlord’s Work shall be completed in a good and workmanlike manner and in accordance with applicable laws and shall consist only of the items of work described under the heading “Landlord’s Work” in Schedule F and “Landlord’s Construction” in Schedule G and Schedule G-1. All other Leasehold Improvements which do not comprise the Landlord’s Work and “Landlord’s Construction” that are to be made to the Premises shall be the Tenant’s Work and shall be done at the Tenant’s cost in accordance with the terms of this Lease.

4.5	Tenant’s Work

The Tenant’s Work is described in Schedule F. The Tenant shall complete all Tenant’s Work in a good and workmanlike manner to the Landlord’s satisfaction and in accordance with applicable laws and in accordance with the plans, drawings and specifications approved by the Landlord and in accordance with the terms of this Lease, including without limitation, Schedule E.

4.6	Acceptance of Premises

Taking possession of all or any portion of the Premises by the Tenant shall be conclusive evidence as against the Tenant that the Premises or such portion thereof are in satisfactory condition on the date of taking possession, subject only to latent defects and to deficiencies (if any) listed in writing in a notice delivered by the Tenant to the Landlord within seven (7) Business Days after the later of the date of taking possession or the Commencement Date.

ARTICLE 5

RENT AND OCCUPANCY COSTS

5.1	Basic Rent

The Tenant shall pay to the Landlord as Basic Rent from and after the Commencement Date and throughout the Term in the amount per square foot of Rentable Area of the Premises, payable in equal monthly instalments in advance on the 1st day of each month during the Term.

5.2	Additional Rent

The Tenant shall also pay throughout the Term, at the times and in the manner provided in this Lease, all Additional Rent which shall, except as otherwise provided in this Lease, be payable within 15 days of receipt by the Tenant of an invoice, or written statement.

5.3	Occupancy Costs

The Tenant shall pay to the Landlord, at the times and in the manner provided in section 5.6, the Occupancy Costs (if any) determined under Schedule C.

For illustrative purposes and without providing any representations thereon, the Landlord estimates that the Occupancy Costs payable for 2022 is $19.42 per square foot of rentable area per year.

5.4	Payment of Rent - General

All amounts payable by the Tenant to the Landlord under this Lease shall be deemed to be Rent and shall be payable and recoverable as Rent in the manner herein provided, and the Landlord shall have all rights against the Tenant for default in any such payment as in the case of arrears of Rent. Rent shall be paid to the Landlord, without deduction or set-off, in legal tender of the jurisdiction in which the Development is located, at the address of the Landlord as set forth in this Lease, or to such other Person or at such other address as the Landlord may from time to time designate in writing. The Tenant’s obligation to pay Rent shall survive the expiration or earlier termination of this Lease.

5.5	Partial Month’s Rent

If the Commencement Date is a day other than the first day of a calendar month, the instalment of Basic Rent payable on the Commencement Date shall be that proportion of Basic Rent which the number of days from the Commencement Date to the last day of the month in which the Commencement Date falls bears to 365. If the Term ends on a day other than the last day of a calendar month, the instalment of Basic Rent payable on the first day of the last calendar month of the Term shall be that proportion of Basic Rent which the number of days from the first day of such last calendar month to the last day of the Term bears to 365.

5.6	Payment - Occupancy Costs

(a)	Prior to the Commencement Date and to the beginning of each Fiscal Year thereafter, the Landlord shall compute and deliver to the Tenant a bona fide estimate in writing of the Occupancy Costs for the following Fiscal Year or portion thereof, if applicable. Without further notice or demand, the Tenant shall pay to the Landlord the amount of the Occupancy Costs in equal monthly instalments, in advance, over the Fiscal Year or portion thereof, simultaneously with the Tenant’s payments on account of Basic Rent. From time to time the Landlord may re- estimate, on a reasonable basis, the amount of such Occupancy Costs for any fiscal period in which case the Landlord shall give notice to the Tenant of such re-estimate and fix new equal monthly instalments for the remaining balance of such fiscal period so that, after giving credit for the instalments paid by the Tenant on the basis of the previous estimate or estimates, all the Occupancy Costs as estimated or re- estimated will have been paid during such fiscal period.

(b)	The Landlord shall deliver to the Tenant, as soon as practicable following the end of each Fiscal Year, a written statement, setting out in reasonable detail the amount of Occupancy Costs for such Fiscal Year. If the total monthly instalments of Occupancy Costs actually paid by the Tenant to the Landlord during the Fiscal Year is lower than the amount of the Occupancy Costs payable for the Fiscal Year under Schedule C, the Tenant shall pay to the Landlord the difference within 30 days after the date on which such statement is received by the Tenant and if the total monthly instalments of Occupancy Costs actually paid by the Tenant to the Landlord during the Fiscal Year is greater than the amount of the Occupancy Costs payable for the Fiscal Year under Schedule C, the Landlord shall credit the difference against the Occupancy Costs for the current Fiscal Year and the monthly instalments payable in respect of same shall be reduced accordingly.

(c)	Neither party may claim a re adjustment in respect of Occupancy Costs for a Fiscal Year for any error of computation or allocation unless notice is delivered to the other party within 6 months after the date of delivery of the statement.

5.7	Security Deposit

The Landlord further acknowledges receipt of the amount described in section 1.1(i) (the “Security Deposit”) as advance rent for the months stated in sections 1.1(i)(i.) and 1.1(i)(ii.); and the amount under section 1.1(i)(iii.) as security for the cost incurred by the Landlord in construction of the improvements for the Premises, any leasehold improvement allowance or other tenant inducement granted by the Landlord to the Tenant, legal costs (on a solicitor and own client basis) and other costs incurred by the Landlord which are the Tenant’s responsibility under this Lease and the faithful performance by the Tenant of its obligations under this Lease. The Tenant hereby acknowledges that the Security Deposit is deemed to be prepaid rent and hereby charges, pledges and assigns to the Landlord the Security Deposit and hereby grants a security interest to the Landlord in the Security Deposit and such security interest will be deemed to be independent of the Lease and the Tenant agrees that the Landlord may register a financing statement under the Personal Property Security Act (Alberta) in respect of the security interest herein created. The Landlord shall not be obliged to pay the Tenant any interest on the Security Deposit. The Landlord may commingle the Security Deposit with its own funds and shall not hold the Security Deposit as trustee. Any portion of the Security Deposit may be applied towards the payment of overdue or unpaid Rent and may also be applied as compensation to the Landlord for any loss or damage sustained by the Landlord as a result of the breach or non-observance by the Tenant of any of its obligations under the Lease, provided that in all cases the Landlord’s other rights and remedies both in law and under the Lease are reserved, and the Tenant’s liability hereunder is not limited to the amount of the Security Deposit. If during the Term any portion of the Security Deposit is so applied, then the Tenant shall, forthwith upon written demand by the Landlord, deliver to the Landlord within 2 Business Days of such demand the amount in the form of a bank draft or by certified cheque payable to the Landlord sufficient to restore the Security Deposit to its original amount. Provided there is no existing Event of Default beyond any applicable cure periods, the Landlord shall refund to the Tenant within 30 days after the Expiry Date any portion of the Security Deposit remaining less an amount (the “Occupancy Costs Holdback”), if any, equal to 5% of the Occupancy Costs, as determined by the Landlord, for the then current Fiscal Year. Once Occupancy Costs have been finally determined and adjusted for such Fiscal Year, the Occupancy Costs Holdback will be applied by the Landlord against any amount owing to the Landlord for Occupancy Costs and the balance, if any, of the Occupancy Costs Holdback shall be refunded to the Tenant. Nothing contained in the foregoing shall limit the Tenant’s liability for payment of any Occupancy Costs in excess of the Occupancy Costs Holdback. If the Landlord sells the Landlord’s interest in the Building or the Lands and transfers the Security Deposit to the purchaser, then the Landlord shall be discharged from all liability to the Tenant with respect to the Security Deposit.

5.8	Net Lease

Except as expressly set out herein, (a) it is intended that this Lease is a completely carefree net lease for the Landlord; (b) the Landlord is not responsible for any costs, charges, expenses or outlays of any kind arising from or relating to the Development (including the Premises) or to the use or occupancy of the Premises; and (c) the Tenant will be liable for and pay all costs, charges, expenses and impositions of every kind arising from or relating to the Premises and to their use, occupancy and contents and as provided in this Lease, its share of all costs, charges, expenses and impositions of every kind arising from or relating to the Development.

5.9	Pre-authorized Debit

The Tenant shall make payments of Rent for such period as the Landlord may request by way of a pre-authorized debit payment system. The Tenant shall pay all service fees and other charges in connection with the pre-authorized debit contemplated by this section including any charges or fees resulting from insufficient funds in the Tenant’s account and a late charge and administration fee of $500.00. If the Tenant changes its financial institution upon which such pre- authorized debits are drawn, the Tenant shall send a notice to the Landlord at least 30 days prior to the date such change is to take place and provide the Landlord with new pre-authorized debit authorization on the Tenant’s new financial institution. The Tenant acknowledges and agrees that the Tenant shall remain responsible for all payments of Rent even if the Tenant’s bank account is incorrectly debited or not debited for any reason whatsoever including an error by the Tenant’s financial institution.

ARTICLE 6
USE OF PREMISES

6.1	Use

The Premises shall be used by the Tenant continuously and occupied only as general business offices, administrative uses, and such other related purposes for the business of the Tenant and for no other purpose or for such other purposes as the Landlord may specifically authorize in writing.

6.2	Compliance with Laws

The Premises shall be used and occupied in a safe, careful and proper manner so as not to contravene any present or future governmental or quasi-governmental laws in force or regulations or orders. If due solely to the Tenant’s use of the Premises, improvements are necessary to comply with any of the foregoing or additional insurance coverage is required by the Landlord, acting reasonably, or the Mortgagee, the Tenant shall pay the entire cost thereof.

6.3	Abandonment

The Tenant shall not abandon the Premises at any time during the Term without the Landlord’s written consent. So long as the Tenant is paying all Rent when due and in the manner required under this Lease and is not in an Event of Default, the Landlord will not have deemed the Tenant to have abandoned the Premises.

6.4	Nuisance

The Tenant shall not cause or maintain any nuisance in or about the Premises, and shall keep the Premises free of debris, rodents, vermin and anything of a dangerous, noxious or offensive nature or which could create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, heat or noise.

ARTICLE 7

SERVICES, MAINTENANCE, REPAIR AND ALTERATIONS BY LANDLORD

7.1	Control of the Development by Landlord

The Landlord has at all times exclusive control of the Development and its management and operation. Without limiting the generality of the foregoing, at any time and from time to time, the Landlord may:

(a)	make repairs, replacements, changes or additions to the Structural Elements, Building Systems, and other systems, facilities and equipment in the Building (including the Premises) where necessary to serve the Premises or other parts of the Building;

(b)	make changes or additions to any part of the Building not in or forming part of the Premises including, without limitation, dedicating or conveying portions of the Land, granting easements, rights-of-way, restrictive covenants or other interests in the Land and constructing additional improvements in or adjoining the Land;

(c)	terminate or amend the Tenant’s right of use of any of the Common Areas, change the location and size of any of the Common Areas or use parts of the Common Areas for promotional or other activities;

(d)	retain contractors and employ all personnel, including supervisory personnel and managers, that the Landlord considers necessary for the effective maintenance, repair, operation, management and control of the Building;

(e)	prescribe the times, the area, means and designated routes through the Common Areas for the delivery and shipping of merchandise, supplies, fixtures, and other materials or goods of whatsoever nature to or from the Premises and all loading, unloading, and handling thereof; and

(f)	do and perform such other acts in and to the Building or any of its component parts as the Landlord considers reasonable for the proper and efficient maintenance, repair, operation, management and control of the Building.

Notwithstanding anything else to the contrary in this Lease or at law, in the course of the Landlord’s exercise of its rights hereunder, the Landlord shall be deemed not to have re-entered the Premises nor to have breached any obligation of this Lease nor have any liability to the Tenant and the Tenant shall not be entitled to any compensation or a reduction or abatement of Rent. The Landlord shall perform all of its work as expeditiously as is reasonably possible so as to interfere as little as is reasonably possible with the Tenant’s use of the Premises.

7.2	Operation of Building

During the Term the Landlord shall operate and maintain the Building in accordance with standards from time to time prevailing for office buildings of a similar age and quality in the area in which the Building is located and, subject to payment by the Tenant of the Tenant’s share of Occupancy Costs, the Landlord shall provide the services set out in sections 7.3 and 7.4.

7.3	Services to Premises

The Landlord shall arrange for the provision of:

(a)	heat, ventilation and air conditioning (included in building standard) as required for the comfortable use and occupancy of the Premises during Normal Business Hours; The Landlord shall maintain the heating, ventilation and air-conditioning equipment and systems serving the Premises and if such equipment or systems are damaged or destroyed, or, in the opinion of the Landlord, require repair, inspection, overhauling or replacement, the Landlord shall carry out such work with all reasonable diligence;

(b)	janitor services, including window washing, as reasonably required to keep the Premises in a clean and wholesome condition;

(c)	electric power for normal lighting and small business office equipment (but not equipment using amounts of power disproportionate to that used by other tenants in the Building);

(d)	replacement of building standard fluorescent tubes, light bulbs and ballasts as required from time to time at the Tenant’s sole cost as a result of normal usage; and

(e)	maintenance, repair, and replacement as set out in section 7.5.

7.4	Building Services

The Landlord shall provide in the Building:

(a)	domestic hot and cold (or temperate) running water and necessary supplies in washrooms sufficient for the normal use thereof by occupants in the Building;

(b)	elevator or escalator service for access to and egress from the Premises;

(c)	heat, ventilation, air conditioning, lighting, electric power, domestic hot and cold (or temperate) running water, and janitor service in the Common Areas;

(d)	a general directory board on which the Tenant shall be entitled to have its name shown, but the Landlord shall have exclusive control thereof and of the area thereon to be allocated to each tenant; and

(e)	maintenance, repair, and replacement as set out in section 7.5.

7.5	Maintenance, Repair and Replacement

The Landlord shall operate, maintain, repair and replace the systems, facilities and equipment necessary for the proper operation of the Building and for provision of the Landlord’s services under sections 7.3 and 7.4 (except such as may be installed by or be the property of the Tenant), and shall be responsible for and shall expeditiously maintain and repair the foundations, structure and roof of the Building provided that:

(a)	if all or part of such systems, facilities and equipment are destroyed, damaged or impaired, the Landlord shall have a reasonable time in which to complete the necessary repair or replacement, and during that time shall be required only to maintain such services as are reasonably possible in the circumstances;

(b)	the Landlord may temporarily discontinue such services or any of them at such times as may be necessary due to causes beyond the reasonable control of the Landlord;

(c)	the Landlord shall use reasonable diligence in carrying out its obligations under this section 7.5, but shall not be liable under any circumstances for any consequential damage to any Person or property for any failure to do so;

(d)	no reduction or discontinuance of such services under this section 7.5(a) or (b) shall be construed as an eviction of the Tenant or (except as specifically provided in this Lease) release the Tenant from any obligation of the Tenant under this Lease; and

(e)	nothing contained herein shall derogate from the provisions of Article 17.

7.6	Additional Services

(a)	The Tenant shall pay to the Landlord the costs of all services provided by the Landlord to the Tenant (plus an administrative charge of 15% of such costs), other than services supplied by the Landlord and charged as Occupancy Costs. Such services shall include services performed at the Tenant’s request or otherwise provided for herein including, without limitation: (a) the provision of processed air, electricity and other utilities and services outside of Normal Business Hours or of a special nature or in excess quantities; (b) replacement of non-standard electric light fixtures, ballasts, tubes, starters, lamps, light bulbs and controls; (c) special janitorial or cleaning services; (d) operating elevators for the sole benefit of the Tenant and supervising the movement of furniture, equipment, freight and supplies for the Tenant; and (e) construction of any Leasehold Improvements or other work performed at the request of or on behalf of the Tenant. The Tenant shall pay for such services within 30 days of receipt of an invoice for any such service.

(b)	The Tenant shall not, without the Landlord’s written consent, install in the Premises equipment (including telephone equipment) which generates sufficient heat to affect the temperature otherwise maintained in the Premises by the air conditioning system as normally operated. The Landlord may install supplementary air conditioning units, facilities or services in the Premises, or modify its air conditioning system, as may in the Landlord’s reasonable opinion be required to maintain proper temperature levels and the Tenant shall pay the Landlord within 30 days of receipt of any invoice for the cost thereof, including installation, operation and maintenance expense.

(c)	If the Landlord determines that the use by the Tenant of electricity or any other utility or service in the Premises is disproportionate to the use thereof by other tenants, the Landlord may separately charge the Tenant for the excess costs attributable to such disproportionate use. At the Landlord’s request, the Tenant shall install and maintain at the Tenant’s expense, metering devices for checking the use of any such utility or service in the Premises. The Tenant shall not be permitted to engage any Person to provide any utility service to the Premises.

7.7	Alterations by the Landlord

The Landlord may from time to time:

(a)	upon providing reasonable notice to the Tenant of not less than 5 days make repairs, replacements, changes or additions to the structure, systems, facilities and equipment in the Premises where necessary to serve the Premises or other parts of the Building;

(b)	make changes in or additions to any part of the Building not in or forming part of the Premises; and

(c)	change or alter the location of Common Areas;

provided that in doing so the Landlord shall not disturb or interfere with the Tenant’s use and access to the Premises and operation of its business any more than is reasonably necessary in the circumstances and shall repair any damage to the Premises caused thereby.

7.8	Access by the Landlord

The Tenant shall permit the Landlord to enter the Premises at any time outside of Normal Business Hours and during Normal Business Hours at any time in case of an emergency to examine, inspect, and show the Premises to Persons wishing to lease them, to provide services or make repairs, replacements, changes or alterations as set out in this Lease, and to take such steps, as the Landlord may deem necessary for the safety, improvement or preservation of the Premises or the Development. No such entry shall constitute an eviction or entitle the Tenant to any abatement of Rent.

The Tenant shall permit the Landlord to enter the Premises at any time outside of Normal Business Hours and during Normal Business Hours where no emergency exists at any time, upon providing reasonable notice to the Tenant of not less than 24 hours, where such entry will not unreasonably disturb or interfere with the Tenant’s use of the Premises and operation of its business, to examine, inspect, and show the Premises to Persons wishing to lease them in the last six (6) months of the Term, to provide services or make repairs, replacements, changes or alterations as set out in this Lease, and to take such steps, as the Landlord may deem necessary for the safety, improvement or preservation of the Premises or the Development. The Landlord shall whenever possible consult with or give reasonable notice to the Tenant prior to such entry, but no such entry shall constitute an eviction or entitle the Tenant to any abatement of Rent.

7.9	Relocation

The Landlord shall not have the right, at any time during the Term, to relocate the Tenant anywhere within or outside the Development.

7.10	Energy Conservation and Security Policies

The Landlord shall be deemed to have observed and performed those things required to be observed and performed pursuant to the terms of this Lease, including those relating to the provision of utilities and services, if in doing so it acts in accordance with a directive, policy or request of a governmental or quasi-governmental authority serving the public interest in the field of energy conservation or security.

7.11	Telecommunications

(a)	The Landlord shall incur no expense or liability whatsoever with respect to any aspect of the provision of telecommunication services, including, without limitation, the cost of installation, service, materials, repairs, maintenance, interruption or loss of telecommunication service.

(b)	The Tenant may utilize a telecommunication service provider (a “TSP”) of its choice with the Landlord’s prior written consent, but:

(i)	if the TSP is required to provide or install facilities in the Building in order to enable it to provide service to the Tenant, the Landlord must first determine that there is sufficient space in, or on the Building for the installation of the TSP’s facilities and that the TSP is acceptable to the Landlord; and

(ii)	if the TSP intends to install, or has installed or purchased facilities situated in the Building for the purpose of providing telecommunication services to tenants in the Building, the Landlord may require the TSP to execute and deliver the Landlord’s standard form of TSP licence agreement.

(c)	If the Tenant’s approved TSP does not have a point of connection in the Premises, the Tenant may be required to install its own cable and facilities or to purchase cable and facilities from the Landlord for installation in the communication pathways and risers of the Building for connection to the Tenant’s TSP’s facilities in the main terminal room, at the main distribution frame or at other points of connection designated by the Landlord. In such case: (i) the Tenant may be required to pay access fees; (ii) the Tenant may be required to remove such cable and facilities and restore any damage caused by the removal, or, at the Landlord’s option, to pay the cost of removal and restoration; (iii) the Tenant will be required to contribute to the costs of riser management incurred by the Landlord; and (iv) the Tenant will be required to abide by any policies, directions or requirements of any riser manager retained by the Landlord and to pay, in addition, any direct costs invoiced to the Tenant by the riser manager in respect of plan review charges, inspection charges and other services provided by the riser manager to the Tenant.

(d)	If required by the Landlord, the Tenant shall change its TSP if the licence agreement referred to above in section 7.11(b) is terminated or expires and is not renewed. The Tenant acknowledges that the Landlord has no obligation to ensure continuation of services by the Tenant’s TSP or any other TSP in the Building.

(e)	The Landlord may require, upon 30 days prior written notice, that the Tenant relocate all or any portion of the cables or facilities installed by it.

7.12	Redevelopment and Demolition

(a)	The Landlord may construct additional improvements or renovate existing improvements on the Land or on any adjacent land, may renovate the Building and may add storeys to the Building. Neither the construction, renovation or demolition by the Landlord or any other Person of any improvement on either the Land or any land adjacent thereto or within the Building, nor the noise, dust, vibration or other inconvenience or the reduction of light, air or view occasioned by such construction, renovation or demolition shall affect the obligations of the Tenant or result in any liability of the Landlord.

(b)	Notwithstanding anything contained in this Lease, the Landlord may terminate this Lease at any time if it is Landlord’s intention to demolish or substantially renovate the Building. The Landlord will give the Tenant not less than twelve (12) calendar months’ notice of such termination.

ARTICLE 8

MAINTENANCE, REPAIR, ALTERATIONS AND IMPROVEMENTS BY TENANTS

8.1	Condition of Premises

Except to the extent that the Landlord is specifically responsible therefor under this Lease, the Tenant shall maintain the Premises and all improvements therein in reasonable good order and condition, including:

(a)	maintaining the Premises and cleaning drapes and carpets at reasonable intervals as needed;

(b)	making repairs, replacements and alterations as needed, including those necessary to comply with the requirements of any governmental or quasi-governmental authority having jurisdiction, reasonable wear and tear and damage by fire, lightning and tempest only excepted; and

(c)	leaving the Premises in a clean and reasonably tidy condition at the end of each Business Day.

8.2	Failure to Maintain Premises

If the Tenant fails to perform any obligation under section 8.1, then on not less than 10 days’ notice to the Tenant, the Landlord may enter the Premises and perform such obligation without liability to the Tenant for any loss or damage to the Tenant thereby incurred and the Tenant shall pay the Landlord for the cost thereof, plus 15% of such cost for overhead and supervision, within 10 days of receipt of the Landlord’s invoice therefor.

8.3	Alterations by the Tenant

(a)	The Tenant may from time to time at its own expense make changes, additions and improvements in the Premises to better adapt the same to its business, provided that any such change, addition or improvement shall:

(i)	comply with the requirements of the Landlord’s insurer and any governmental or quasi-governmental authority having jurisdiction;

(ii)	comply with the requirements set forth in Schedule E;

(iii)	be made only with the prior written consent of the Landlord after detailed plans and specifications therefor have been submitted to the Landlord, such consent not to be unreasonably withheld;

(iv)	equal or exceed the then current standard for the Building;

(v)	be carried out only by Persons selected by the Tenant and approved in writing by the Landlord. Such Persons shall be compatible with others employed by or through the Landlord directly or indirectly including the Landlord’s other tenants, contractors and subcontractors and their trade union affiliations; and

(vi)	if required by the Landlord, deliver to the Landlord before commencement of the work performance and payment bonds as well as proof of workers’ compensation and public liability and property damage insurance coverage, with the Landlord named as an additional insured, in amounts, with companies, and in form reasonably satisfactory to the Landlord, which shall remain in effect during the entire period in which the work will be carried out.

Any increase in property taxes or fire or casualty insurance premiums for the Development attributable to such change, addition or improvement shall be borne by the Tenant. In addition, if the Tenant does not use the base building engineers to complete the Tenant’s plans, the Tenant shall reimburse the Landlord for any out of pocket costs incurred, plus a 15% administration fee of the costs incurred, as a result of the review of the plans by the Landlord’s base building engineers.

(b)	In the event any of the following work is required by the Tenant, it shall be carried out by the Landlord under written contract with the Tenant and at the Tenant’s sole expense under contract to the Landlord only and by agreement in writing:

(i)	all approved work relating to heating, cooling, ventilation, exhaust, control, electrical distribution and life safety systems;

(ii)	patching of Building standard fireproofing;

(iii)	any drilling, cutting, coring and patching for conduit, pipe sleeves, chases, duct equipment, or openings in the floors, walls, columns or roofs of the Building which is approved by the Landlord; and

(iv)	installation of approved modifications to the sprinkler system.

8.4	Trade Fixtures and Personal Property

The Tenant may install in the Premises its usual trade fixtures and personal property in a proper manner, provided that no such installation shall interfere with or damage the mechanical or electrical systems or the structure of the Building.

8.5	Builder’s Liens

The Tenant shall pay before delinquency all costs for work done or caused to be done by the Tenant in the Premises which could result in any lien or encumbrance being placed on the Landlord’s interest in the Development or any part thereof, shall keep the title to the Development and every part thereof free and clear of any lien or encumbrance in respect of such work, and shall indemnify and hold harmless the Landlord against any claim, loss, cost, demand and legal or other expense, whether in respect of any lien or otherwise, arising out of the supply of material, services or labour for such work. The Tenant shall immediately notify the Landlord of any such lien, claim of lien or other action of which it has or reasonably should have had knowledge of and which affects the title to the Development or any part thereof, and shall cause the same to be removed within five days (or such additional time as the Landlord may consent to in writing), failing which the Landlord may take such action as the Landlord deems necessary to remove the same and the entire cost thereof shall be immediately due and payable by the Tenant to the Landlord.

8.6	Signs

The Tenant, and its Permitted Occupants, as defined in Schedule G, have the right to have its name displayed on the main lobby directory board for the Building, on the floor lobby directory board on each floor on which the Premises are located and on the main door to the Premises, all such signs to be at the Tenant’s expense and to be under the exclusive control of the Landlord and to conform to the uniform pattern of identification signs for tenants of the Building prescribed by the Landlord.

If the Premises constitute one or more full floors of the Building, the Tenant has the right to have a sign displaying the name of the Tenant in the elevator lobby of each such floor, at the Tenant’s expense, provided that the design of the sign has been approved by the Landlord.

8.7	Normal Business Hours

Except as otherwise specifically provided in this Lease or by written notice from the Landlord to the Tenant, Normal Business Hours for the Building shall be from 6:00 a.m. to 6:00 p.m. Monday through Friday excluding days which are not Business Days.

ARTICLE 9
TAXES

9.1	The Landlord’s Real Estate Taxes

The Landlord shall pay before delinquency (subject to participation by the Tenant by payment of Occupancy Costs) the Real Estate Taxes and other charges (except for the Tenant’s taxes under sections 9.2 and 9.3), which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which is payable upon or on account of the Development, during the Term.

9.2	The Tenant’s Real Estate Taxes

The Tenant shall pay before delinquency every tax, assessment, license or privilege fee, excise, gross receipts or sales tax and other charge, however described, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which is payable in respect of the Term upon or on account of:

(a)	operations at, occupancy of, or conduct of business from the Premises by or with the permission of the Tenant;

(b)	fixtures or personal property in the Premises which do not belong to the Landlord; and

(c)	the Rent paid or payable or reserved by the Tenant to the Landlord for the Premises or for the use and occupancy of all or any part thereof,

provided that if the Landlord so elects by notice to the Tenant, the Tenant shall add any amounts payable under this section 9.2 to the monthly instalments of Basic Rent payable under section 5.1 and the Landlord shall remit such amounts to the appropriate authorities.

9.3	Goods and Services Taxes

The Tenant specifically acknowledges and agrees that as part of its Occupancy Costs payable under this Lease, the Tenant shall pay to the Landlord any multi stage sales, sales, use, consumption, value added, GST or other similar taxes imposed by the Government of Canada, or by any provincial or local government upon the Landlord or the Tenant or in respect of this Lease, the payments made by the Tenant (whether Basic Rent, Occupancy Costs or otherwise) for the goods and services provided by the Landlord hereunder including, without limitation, the rental of the Premises or administrative services provided to the Tenant or to tenants generally. In addition, the Tenant shall also reimburse and indemnify the Landlord for the Tenant’s Pro rata Share of amounts paid by the Landlord as or on account of such taxes in respect of any goods or services acquired by the Landlord for the purpose of this Lease. Amounts payable by the Tenant under this section from time to time shall be paid when Occupancy Costs under this Lease are payable, together with an administration fee in such amount as shall be standard from time to time in office building industry, as determined by the Landlord, acting reasonably, and which is permitted by applicable legislation to cover the Landlord’s costs in allocating and administering the collection of such tax.

9.4	Right to Contest

The Landlord and the Tenant shall each have the right to contest in good faith the validity or amount of any tax, assessment, license fee, excise fee and other charge which it is responsible to pay under this Article 9, provided that no contest by the Tenant may involve the possibility of forfeiture, sale or disturbance of the Landlord’s interest in the Premises and that upon the final determination of any contest by the Tenant, the Tenant shall immediately pay and satisfy the amount found to be due, together with any costs, penalties and interest.

ARTICLE 10
INSURANCE

10.1	The Landlord’s Insurance

During the Term, the Landlord shall take out and maintain (subject to participation by the Tenant by payment of Occupancy Costs) comprehensive general liability insurance, “All Risks” property insurance, comprehensive boiler and machinery insurance, and such other insurance on the Development as the Landlord shall deem necessary with coverage and in amounts not less than those which are from time to time acceptable to a prudent owner in the area in which the Development is located. The Tenant agrees that notwithstanding the Tenant contributes to the cost of the Landlord’s insurance with respect to the Development, the Tenant shall not have any insurable interest in, or any right to recover any proceeds under any of the Landlord’s insurance policies and the Tenant shall not be relieved of any liability arising from or contributed to by its acts, fault, negligence or omissions.

10.2	The Tenant’s Insurance

During the Term, the Tenant shall take out and maintain at its own expense:

(a)	“All Risks” property insurance, including Perils of Flood and Earthquake, in amounts sufficient to fully cover the Tenant’s improvements and all property in the Premises which is not owned by the Landlord on a full replacement cost basis;

(b)	commercial general liability insurance, including bodily injury, contractual liability and broad form property damage liability coverage for damages to any property, with a minimum combined single limit of $5,000,000.00 per occurrence, with the Landlord, its manager and Mortgagee, if any, named as an additional insured;

(c)	intentionally deleted;

(d)	intentionally deleted;

(e)	the Tenant’s legal liability insurance on an “all risk” basis for the full replacement cost of the Premises including Leasehold Improvements, and the loss of use thereof; and

(f)	any other form of insurance that the Tenant, or the Landlord, acting reasonably, requires in amounts and for insurance risks against which a prudent tenant would insure.

10.3	Form of Tenant Policies

(a)	With respect to the form of the Tenant’s insurance policies in Section 10.2:

(i)	each policy shall be in a form and with an insurer reasonably acceptable to the Landlord and shall require at least thirty days written notice to the Landlord of termination or material alteration of the policy during the Term;

(ii)	the insurance described in Section 10.2(a) and any other property damage insurance shall include, as additional insureds (but without liability for premiums) as its interests may appear the Landlord, any Mortgagee and other Persons with an interest in the Development from time to time designated in writing by the Landlord;

(iii)	the insurance described in Section 10.2(b) shall include as additional insureds (but without liability for premiums) the Landlord, any Mortgagee, any other Persons with an interest in the Development from time to time designated in writing by the Landlord and any property manager or facilities manager retained by the Landlord in respect of the Development;

(iv)	contain a standard mortgage clause if required by a Mortgagee;

(v)	all property damage and liability insurance shall contain provisions for cross-liability and severability of interests among the Landlord, the other insureds and the Tenant;

(vi)	all property damage insurance (including boiler and machinery insurance) shall contain a waiver of any rights of subrogation which the insurer may have against the Landlord and those for whom the Landlord is in law responsible whether the damage is caused by the act, omission or negligence of the Landlord or such other Persons; and

(vii)	shall contain a provision that the Tenant’s insurance shall be primary and shall not call into contribution any other insurance available to the Landlord.

(b)	If requested by the Landlord, the Tenant shall from time to time promptly deliver to the Landlord, certified copies or other evidence of such policies, and evidence satisfactory to the Landlord that all premiums thereon have been paid and the policies are in full force and effect.

10.4	Placement of the Tenant’s Insurance By the Landlord

If the Tenant fails to take out, renew or keep in force any of the policies of insurance required to be taken out and maintained by the Tenant under section 10.2, the Landlord may do so as agent of the Tenant and the Tenant shall reimburse the Landlord any amount so paid by the Landlord as agent of the Tenant promptly upon demand by the Landlord.

10.5	Insurance Risks

The Tenant shall not do, omit to do, or permit to be done or omitted to be done upon the Premises or any other portion of the Development anything that may contravene or be prohibited by any of the Landlord’s insurance policies in force from time to time covering or relevant to any part of the Development or which would prevent the Landlord from procuring such policies with companies acceptable to the Landlord. If the occupancy of the Premises, the conduct of business in the Premises or any acts or omissions of the Tenant in the Premises or any other portion of the Development causes or results in any increase in premiums for any of the Landlord’s insurance policies, then, without limiting any other rights or remedies of the Landlord, the Tenant shall pay any such increase as Additional Rent forthwith upon receipt of the invoices of the Landlord for such additional premiums. A written report by an Expert concerning the cause of any increase in premiums will be accepted as conclusive evidence of the cause for the purposes of determining the Tenant’s liability to pay for increases as Additional Rent.

ARTICLE 11

INJURY TO PERSON OR PROPERTY

11.1	Indemnity by the Tenant

The Tenant shall be liable for and hereby indemnifies and holds harmless the Landlord from and against every demand, claim, cause of action, judgment and expense (including legal fees and disbursements on a solicitor and own client full indemnity basis), including all losses and damage (the “Landlord’s Claims”) arising from:

(a)	any injury or damage to the person or property of the Tenant, any other tenant in the Development or to any other Person rightfully in the Development, where the injury or damage is caused by negligence or misconduct of the Tenant, its agents, servants or employees, or of any other Person entering upon the Premises under express or implied invitation of the Tenant, or results from the violation of laws or ordinances, governmental orders of any kind or of the provisions of this Lease by any of the foregoing;

(b)	any loss or damage, however caused, to books, records, files, money, securities, negotiable instruments or papers in or about the Premises;

(c)	any loss or damage resulting from interference with or obstruction of deliveries to or from the Premises;

(d)	any injury or damage not specified above to the person or property of the Tenant, its agents, servants or employees, or any other Person entering upon the Development or the Premises under express or implied invitation of the Tenant, where the injury or damage is caused by any reason

(e)	any occurrence in, on or at the Premises or the occupancy or use by the Tenant of the Premises or any other part of the Development or occasioned wholly or in part by any act or omission of the Tenant, its officers, employees, agents, contractors, invitees, licensees or by any Person permitted by the Tenant to be on the Premises; and

(f)	the failure by the Tenant to perform its obligations under this Lease or any other agreement with the Landlord.

11.2	Release of the Landlord

The Tenant hereby releases the Landlord from any and all claims, actions, causes of action, damages, demands for damages and other liabilities, howsoever arising (the “Tenant’s Claims”), that may be made by the Tenant against the Landlord under the provisions of this Lease to the extent that the Tenant’s Claims would be covered by the policies of insurance the Tenant is obliged to maintain under this Lease if the Tenant had maintained such policies. In addition and without limitation, the Tenant agrees that the Landlord shall not be liable for and hereby releases the Landlord from:

(a)	any and all claims, actions, causes of action, damages, demands for damages and other liabilities:

(i)	for or related to any bodily injury, personal injury, illness or discomfort to or death of the Tenant or any of its agents, officers, contractors, employees, invitees, licensees and any other Person for whom the Tenant is legally responsible in or about the Building or the Premises; and

(ii)	for or related to any loss or damage to property owned by the Tenant or by others and for which property the Tenant is responsible in or about the Building or the Premises, and, without limiting the generality of the foregoing, the Landlord shall not be liable for any damage caused by steam, water, rain or snow which may leak into, issue or flow from part of the Building, including the Premises, or from the pipes or plumbing works thereof, or from any other place or for any damage caused by or attributable to the condition or arrangement of any electric or other wiring;

(b)	any loss or damage caused as a result of any damage, destruction, construction, alteration, expansion, expropriation, reduction, repair or reconstruction from time to time of the Building, any parts or components of the Building or of improvements on adjoining properties or by anything done or omitted to be done by any other tenant or occupant;

(c)	any act or omission (including theft, malfeasance or negligence) on the part of any agent, contractor or Person from time to time employed by the Landlord to perform janitorial services, security services, supervision or any other work in or about the Premises or the Building;

(d)	any loss or damage, however caused, to books of account, records, files, money, securities, negotiable instruments, papers, computer disks, tapes, software, data and other electronic files and their storage media of any kind or to other valuables of the Tenant including art, artworks, statuary, antiques, gems and precious metals of the Tenant and of others;

(e)	any loss or damage arising from obstruction of deliveries to or from the Premises or interruption, cessation, faulty operation, breakdown or failure of any Building Systems, including but not limited to, the supply of any utilities, telecommunication services (whether controlled or owned by the Landlord or not) or other services in, to or serving the Building or the Premises, whether they are supplied by the Landlord or by others; and

(f)	any indirect or consequential damages including, but not limited to, loss of profit.

ARTICLE 12
TRANSFERS BY THE TENANT

12.1	Transfers by the Tenant

The Tenant shall not enter into, consent to, or permit any Transfer without the prior written consent of the Landlord, which consent shall not be unreasonably withheld but shall be subject to the Landlord’s rights under section 12.2. The Tenant shall pay to the Landlord its then current reasonable charge and all costs incurred (including legal fees and disbursements on a solicitor and own client basis) in respect of the proposed Transfer. Notwithstanding any statutory provision to the contrary, it shall not be considered unreasonable for the Landlord to withhold its consent if, without limiting any other factors or circumstances which the Landlord may reasonably take into account:

(a)	an Event of Default on the part of the Tenant hereunder has occurred and is continuing;

(b)	the proposed Transfer would be or could result in violation or breach of any covenants or restrictions made or granted by the Landlord to other tenants or occupants, or prospective tenants or occupants, of the Building;

(c)	in the Landlord’s reasonable opinion:

(i)	either the financial background or the business history and capability of the proposed Transferee is not satisfactory;

(ii)	the nature or character of the proposed business of the proposed Transferee is such that it might harm the Landlord’s business or reputation or reflect unfavourably on the Building, the Landlord, or other tenants of the Building, or the image of any of them, or is unethical, immoral or illegal;

(iii)	the use of the Premises by the proposed Transferee could be incompatible with the other businesses or activities being carried on in the Building or could result in excessive demands being placed on the Building Systems or other Common Areas; or

(iv)	if the Transfer affects less than all of the Premises, the portion affected or the portion remaining are not acceptable in respect of size, access or configuration;

(d)	the proposed Transferee or any principal of the proposed Transferee or any principal shareholder of the proposed Transferee has a history of defaults under other commercial leases or does not have a satisfactory history of compliance with laws;

(e)	intentionally deleted;

(f)	intentionally deleted; or

(g)	the proposed Transfer is to: (i) an existing tenant or occupant of the Development or of any other building owned or managed by the Landlord or any of its affiliates within the same market area as determined by the Landlord; or (ii) a consulate, embassy, trade commission or other representative of a foreign government; (iii) a government, quasi-government or public agency, service or office; or (iv) a Transferee that has a retail component to its business.

Any consent by the Landlord to a Transfer shall not constitute a waiver of the necessity for the Landlord’s consent to any subsequent Transfer.

12.2	Tenant’s Notice, Landlord’s Right to Terminate or Sublet

If the Tenant intends to effect a Transfer the Tenant shall give prior notice to the Landlord of such intent specifying the identity of the Transferee, the type of Transfer contemplated, the part of the Premises affected and the financial and other terms of the Transfer, and shall provide such financial, business or other information relating to the proposed Transferee and its principals as the Landlord or any Mortgagee reasonably requires, together with copies of all documents which record the particulars of the proposed Transfer. The Landlord shall, within 15 days after having received such notice and all requested information, notify the Tenant either that:

(a)	it consents or does not consent to the Transfer in accordance with the provisions of this Lease; or

(b)	intentionally deleted; or

(c)	it elects to terminate this Lease as to the part of the Premises affected by the proposed Transfer, or as to the whole Lease and Premises if the proposed Transfer affects all of the Premises.

If the Landlord elects to terminate this Lease it shall stipulate in its notice the termination date of this Lease, which date shall be the date of possession contemplated under the proposed Transfer (provided that if such date is less than 30 days following the giving of notice of such election, the Landlord may elect to have the termination date 30 days following the giving of notice). If the Landlord elects to terminate this Lease, the Tenant may notify the Landlord within ten days following receipt of such notice of the Tenant’s intention to refrain from such Transfer and, if the Tenant provides such notice within such time period, then the Landlord’s election to terminate this Lease shall become void. If the Tenant fails to deliver such notice within such time period, then this Lease shall, as to the whole or affected part of the Premises, as the case may be, be terminated on the date of termination stipulated by the Landlord in its notice of election to terminate. If the Tenant is required to deliver possession of a part only of the Premises, the Tenant shall pay all costs incurred in connection with rendering that part functionally separate and suitable for separate use and occupancy, including partitioning and providing entrances and services.

12.3	Conditions of Transfer

The following terms and conditions apply in respect of a Transfer:

(a)	the Tenant and the Transferee shall execute, prior to the Transfer being made, an agreement with the Landlord in the Landlord’s form including the Transferee’s covenant to be bound by all of the terms of this Lease and to amend the Lease to incorporate such terms, covenants and conditions as are necessary so that the Lease will be in accordance with the Landlord’s standard form of lease in use for the Building at the time of the Transfer;

(b)	notwithstanding any Transfer, the Tenant shall remain liable under this Lease and shall not be released from performing any of the terms of this Lease. The Tenant’s liability shall continue notwithstanding any amendment of this Lease throughout the Term and any exercise of any renewal or extension of the Term provided for herein, regardless of whether or when an amendment of this Lease is made (however the original Tenant’s liability will not be increased by any amendment that it is not a party to) and notwithstanding that the Landlord may collect rent from the Transferee;

(c)	if the basic and additional rent (net of reasonable out of pocket costs for improving and subleasing any sub-premises, leasehold improvements, demising costs, commissions, professional advisory fees, real estate fees, other associated costs, cash allowances and for alterations required by and made for the Transferee by the Tenant, amortized on a straight line basis over the term of the Transfer) to be paid by the Transferee under such Transfer exceeds the Basic Rent and Additional Rent payable by the Tenant hereunder, the amount of such excess shall be paid by the Tenant to the Landlord. If the Tenant receives from any Transferee, either directly or indirectly, any consideration other than basic rent or additional rent for such Transfer, either in the form of cash, goods or services, the Tenant shall immediately pay to the Landlord an amount equivalent to such consideration;

(d)	if the Transfer is a sublease, the Transferee will agree to waive any statutory or other right to apply to a court or to otherwise elect to: (i) retain the unexpired term of the Lease or the unexpired term of the sublease; (ii) obtain any right to enter into any lease or other agreement directly with the Landlord; or (iii) otherwise remain in possession of any portion of the Premises, in any case where the Lease is terminated, surrendered or otherwise cancelled, including, without limitation, any disclaimer, repudiation, surrender or other termination (each of these transactions being referred to as an “Early Termination”) by any trustee in bankruptcy of the Tenant or a Transferee, by any court appointed officer, or by the Tenant or a Transferee in connection with any insolvency proceedings;

(e)	if there is an Early Termination, the Tenant and any Transferee (except the bankrupt or insolvent Tenant or Transferee) to whom the Landlord gives notice within 60 days after the Early Termination, shall be considered to have entered into a lease with the Landlord on the same terms and conditions as are contained in this Lease except that the term of the lease shall commence on the date of the Early Termination and shall expire on the date this Lease would have expired but for the Early Termination; and

(f)	notwithstanding the effective date of any permitted Transfer as between the Tenant and the Transferee, all Rent for the month in which such effective date occurs shall be paid in advance by the Tenant so that the Landlord will not be required to accept partial payments of Rent for such month from either the Tenant or the Transferee.

12.4	Corporate Records

Upon the Landlord’s reasonable request, the Tenant shall: (a) deliver a statutory declaration by one of its senior officers setting forth the details of its corporate and capital structure; and (b) make available to the Landlord or its representatives all of its corporate or partnership records, as the case may be, for inspection at all reasonable times, in order to ascertain whether any Change of Control has occurred.

12.5	Permitted Transfers

Notwithstanding section 12.1 and provided that the Required Conditions are satisfied and the business of the Permitted Transferee is the same or substantially the same as the originally named Tenant, the Tenant shall have the right on thirty (30) days prior notice to the Landlord, but without being required to obtain the Landlord’s consent, to effect a Transfer in compliance with section 12.3 in favour of a Permitted Transferee and the Landlord’s right to terminate shall not apply to such a Transfer. A Transfer to a Permitted Transferee shall not be effective until such time as all of the requirements of section 12.3 are complied with and the Tenant has: (i) furnished the Landlord with copies of all articles and additional information that the Landlord may reasonably require to satisfy itself concerning relevant information pertaining to the requirement or non-requirement for the Landlord’s consent; and (ii) the assignee or sublessee shall carry on in the Premises only the use permitted under this Lease. The rights under this section 12.5 are personal to the originally named Tenant and any Permitted Transferee and are not otherwise transferable.

12.6	No Advertising

The Tenant shall not advertise that the whole or any part of the Premises are available for a Transfer and shall not permit any broker or other Person to do so unless the text and format of such advertisement is approved in writing by the Landlord. No such advertisement shall contain any reference to the rental rate of the Premises.

ARTICLE 13
SURRENDER

13.1	Possession

At the expiration or earlier termination of the Term, the Tenant shall peaceably surrender and yield up to the Landlord the Premises and all Leasehold Improvements in good and substantial repair and condition in accordance with its covenants to maintain and repair the Premises. Notwithstanding anything contained in this section 13.1, upon the expiration of the Term and at the Tenant’s cost, the Tenant shall remove all or any part of the non-typical leasehold improvements, including IT/data cabling and trade fixtures as may be required by the Landlord in accordance with Schedule E.

13.2	Merger

The voluntary or other surrender of the Lease by the Tenant or the cancellation of the Lease by mutual agreement of the Tenant and the Landlord shall not work as a merger, and shall at the Landlord’s option terminate all or any subleases. The Landlord’s option hereunder shall be exercised by notice to the Tenant and all known subtenants in the Premises or any part thereof.

13.3	Payments After Termination

No payments of money by the Tenant to the Landlord after the expiration or other termination of the Term or after giving of any notice (other than a demand for payment of money) by the Landlord to the Tenant, shall reinstate, continue or extend the Term or make ineffective any notice given to the Tenant prior to the payments of such money. After the service of notice or the commencement of a suit, or after final judgment granting the Landlord possession of the Premises, the Landlord may receive and collect any sums of Rent due under this Lease, and the payment thereof shall not make ineffective any notice, or in any manner affect any pending suits or any judgment therefore obtained.

ARTICLE 14
HOLDING OVER

14.1	Month-to-Month Tenancy

The Tenant has no right to remain in possession of the Premises after the end of the Term aside from the Extension Option provided under the attached Schedule G. If the Tenant remains in possession of the Premises after the end of the Termwith the consent of the Landlord but without exercising the Extension Option, or without entering into a new lease or other agreement then, notwithstanding any statutory provisions or legal presumption to the contrary, there shall be no tacit renewal of this Lease or the Term and the Tenant shall be deemed to be occupying the Premises as a tenant from month-to-month (with either party having the right to terminate such month-to-month tenancy at any time on 30 days’ notice, whether or not the date of termination is at the end of a rental period) at a monthly Basic Rent payable in advance on the first day of each month equal to 150% of the monthly amount of Basic Rent payable during the last month of the Term and otherwise upon the same terms, covenants and conditions as in this Lease insofar as these are applicable to a monthly tenancy and, for greater certainty, including liability for all Additional Rent.

14.2	Tenancy at Sufferance

If, without the Landlord’s written consent, the Tenant remains in possession of the Premises after the expiration or other termination of the Term, the Tenant shall be deemed to be occupying the Premises upon a tenancy at sufferance only, at a monthly rental equal to two times the Rent determined in accordance with Article 5. Such tenancy at sufferance may be terminated by the Landlord at any time by notice of termination to the Tenant and by the Tenant on the last day of any calendar month by at least 30 days advance notice of termination to the Landlord.

14.3	General

Any month-to-month tenancy or tenancy at sufferance hereunder shall be subject to all other terms and conditions of the Lease except any right of renewal or extension and nothing contained in this Article 14 shall be construed to limit or impair any of the Landlord’s rights of re- entry or eviction or constitute a waiver thereof.

ARTICLE 15

RULES AND REGULATIONS

15.1	Purpose

The rules and regulations set forth in Schedule D have been adopted by the Landlord for the safety, benefit and convenience of all tenants and other Persons in the Development.

15.2	Observance

The Tenant shall, at all times, comply with, and shall cause its employees, agents, licensees and invitees to comply with, such rules and regulations attached as Schedule D hereto and such further and other reasonable rules and regulations and amendments and changes thereto as may be made by the Landlord and notified to the Tenant by mailing a copy thereof to the Tenant or by posting same in a conspicuous place in the Development. All such rules and regulations now or hereafter in force shall be read as forming part of this Lease.

15.3	Non-Compliance

The Landlord shall use its best efforts to secure compliance by all tenants and other Persons with such rules and regulations from time to time in effect, but shall not be responsible to the Tenant for failure of any Person to comply with such rules and regulations.

15.4	Loading and Unloading

The delivery and shipping of merchandise, supplies, fixtures, and other materials or goods of whatsoever nature to or from the Premises and all loading, unloading, and handling thereof shall be done only at such times, in such areas, by such means, and through such elevators, entrances, malls and corridors as are designated by the Landlord.

ARTICLE 16
EXPROPRIATION

16.1	Taking of Premises

If during the Term all of the Premises shall be taken for any public or quasi-public use under any statute or by right of expropriation, or purchases under threat of such taking, this Lease shall automatically terminate on the date on which the expropriating authority takes possession of the Premises (hereinafter called the “date of such taking”).

16.2	Partial Taking of Development

If during the Term only part of the Development is taken or purchased as set out in section 16.1, then:

(a)	if in the reasonable opinion of the Landlord substantial alteration or reconstruction of the Building is necessary or desirable as a result thereof, whether or not the Premises are or may be affected, the Landlord shall have the right to terminate this Lease by giving the Tenant at least 30 days written notice of such termination, and

(b)	if more than one third of the number of square feet in the Premises is included in such taking or purchase, the Landlord and the Tenant shall each have the right to terminate this Lease by giving the other at least 30 days written notice thereof.

If either party exercises its right of termination hereunder, this Lease shall terminate on the date stated in the notice, provided however, that no termination pursuant to notice hereunder may occur later than 60 days after the date of such taking.

16.3	Surrender

On any such date of termination under sections 16.1 or 16.2, the Tenant shall immediately surrender to the Landlord the Premises and all interest therein under this Lease. The Landlord may re-enter and take possession of the Premises and remove the Tenant therefrom, and the Rent shall abate on such date in respect of the portion taken. After such termination, and on notice from the Landlord stating the Rent then owing, the Tenant shall forthwith pay the Landlord such Rent.

16.4	Partial Taking of Premises

If any portion of the Premises (but less than the whole thereof) is so taken, and no rights of termination herein conferred are timely exercised, the Term of the Lease shall expire with respect to the portion so taken on the date of such taking. In such event the Rent payable hereunder with respect to such portion so taken shall abate on such date, and the Rent thereafter payable with respect to the remainder not so taken shall be adjusted pro rata by the Landlord in order to account for the resulting reduction in the number of square feet in the Premises.

16.5	Awards

Upon any such taking or purchase, the Landlord shall be entitled to receive and retain the entire award or consideration for the affected lands and improvements, and the Tenant shall not have nor advance any claim against the Landlord for the value of its property or its leasehold estate or the unexpired Term of the Lease, or for costs of removal or relocation, or business interruption expense or any other damages arising out of such taking or purchase. Nothing herein shall give the Landlord any interest in or preclude the Tenant from seeking and recovering on its own account from the condemning authority any award or compensation attributable to the taking or purchase of the Tenant’s improvements, chattels or trade fixtures, or the removal or relocation of its business. If any such award made or compensation paid to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly account therefore to the other.

ARTICLE 17

DAMAGE BY FIRE OR OTHER CASUALTY

17.1	Limited Damage to Premises

If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Architect, can be substantially repaired under applicable laws and government regulations within 180 days from the date of such casualty (employing normal construction methods without overtime or other premium), the Landlord and the Tenant, as the case may be, according to the nature of the damage and their respective obligations to repair, shall repair the damage with all reasonable diligence.

17.2	Major Damage to Premises

If all or part of Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Architect cannot be substantially repaired under applicable laws and governmental regulations within 180 days from the date of such casualty (employing normal construction methods without overtime or other premium), then either the Landlord or the Tenant may elect to terminate this Lease as of the date of such casualty by written notice delivered to the other not more than 10 days after receipt of the Architect’s opinion, failing which the Landlord or the Tenant, as the case may be, according to the nature of the damage and their respective obligations under this Lease, shall repair such damage with all reasonable diligence.

17.3	Abatement

If the Landlord is required to repair damage to all or part of the Premises under sections 17.1 or 17.2 the Rent payable by the Tenant hereunder shall be proportionately reduced to the extent that the Premises are thereby rendered unusable by the Tenant in its business, from the date of such casualty until 5 days after completion by the Landlord of the repairs to the Premises (or the part thereof rendered untenantable) or until the Tenant again uses the Premises (or the part thereof rendered untenantable) in its business, whichever first occurs.

17.4	Major Damage to Building

If all or a substantial part (whether or not including the Premises) of the Building is rendered untenantable by damage from fire or other casualty to such a material extent that in the reasonable opinion of the Landlord the Building must be totally or partially demolished or reconstructed whether or not to be reconstructed in whole or in part, the Landlord may elect to terminate this Lease as of the date of such casualty (or on the date of notice if the Premises are unaffected by such casualty) by written notice delivered to the Tenant not more than 60 days after the date of such casualty, in which event:

(a)	the Tenant shall deliver up possession of the Premises to the Landlord within 30 days after delivery of the notice of termination; and

(b)	Rent shall be apportioned and paid to the date upon which possession has been delivered up,

but otherwise, the Landlord or the Tenant, as the case may be, according to the nature of the damage and their respective obligations under this Lease, shall repair such damage with all reasonable diligence.

17.5	Limitation on the Landlord’s Liability

Except as specifically provided in this Article 17, there shall be no reduction of Rent and the Landlord shall have no liability to the Tenant by reason of any injury to or interference with the Tenant’s business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Building or the Premises. Notwithstanding anything contained herein, Rent payable by the Tenant hereunder shall not be abated, if the damage is caused by any act or omission of the Tenant, its agents, servants, employees or any other Person entering upon the Premises under express or implied invitation of the Tenant.

ARTICLE 18
TRANSFERS BY LANDLORD

18.1	Sale, Conveyance and Assignment

Nothing in this Lease shall restrict the right of the Landlord to sell, convey, assign or otherwise deal with the Development, subject only to the rights of the Tenant under this Lease.

18.2	Effect of Sale, Conveyance or Assignment

A sale, conveyance or assignment (collectively, the “disposition”) of the Development or part thereof shall operate to release the Landlord from liability from after the effective date of such disposition upon the assumption by the transferee under such disposition of all the covenants, terms and conditions of this Lease from and after the effective date of such disposition except as such may relate to the period prior to such effective date of such disposition, and the Tenant shall thereafter look solely to such transferee in respect of matters arising under this Lease in respect of the period arising after the effective date of such disposition. This Lease shall not be affected by any such disposition, and the Tenant shall attorn to the transferee of such disposition.

18.3	Subordination

This Lease is and shall be subject and subordinate in all respects to any and all Mortgages and leasehold interests now or hereafter placed on the Development, and to all renewals, modifications, consolidations, replacements and extensions thereof.

18.4	Attornment

If the interest of the Landlord is transferred to any Person (the “Purchaser”) by reason of foreclosure or other proceedings for enforcement of any such mortgage, or by delivery of a deed in lieu of such foreclosure or other proceedings, the Tenant shall immediately and automatically attorn to Purchaser.

18.5	Effect of Attornment

Upon attornment under section 18.4 this Lease shall continue in full force and effect as a direct lease between Purchaser and the Tenant, upon all of the same terms, conditions and covenants as are set forth in the Lease except that, after such attornment, Purchaser shall not be:

(a)	liable for any act or omission of the Landlord; or

(b)	subject to any offsets or defenses which the Tenant might have against the Landlord; or

(c)	bound by any prepayment by the Tenant of more than one month’s instalment of Rent, or by any previous modification of the Lease, unless such prepayment or modification shall have been approved in writing by Purchaser or any predecessor in interest except the Landlord.

18.6	Execution of Instruments

The subordination and attornment provisions of this Article 18 shall be self operating and no further instrument shall be required. Nevertheless the Tenant, on request by and without cost to the Landlord or any successor in interest, shall execute and deliver any and all instruments further evidencing such subordination and (where applicable hereunder) attornment.

ARTICLE 19

NOTICES, ACKNOWLEDGEMENTS, AUTHORITIES FOR ACTION

19.1	Notices

Any notice from one party to the other hereunder shall be in writing and shall be deemed duly served if delivered personally, faxed or emailed to a responsible employee of the party being served, or if mailed by registered or certified mail addressed to the Tenant at the Premises (whether or not the Tenant has departed from, vacated or abandoned the same) or to the Landlord at c/o Aspen Property Management Limited Partnership, 1800, 140 4th Avenue SW, Calgary, Alberta, T2P 3N3, attention: Property Manager, or any other place from time to time established for the payment of Rent. Any notice shall be deemed to have been given at the time of personal delivery, fax or email or, if mailed, seven days after the date of mailing thereof. Either party shall have the right to designate by notice, in the manner above set forth, a different address to which notices are to be mailed.

19.2	Acknowledgements

Upon the request of the Landlord the Tenant shall execute and deliver within 10 days of such request a certificate in the form provided by the Landlord certifying, amongst other things and without limitation, that:

(a)	this Lease is in full force and effect, subject only to such modification (if any) as may be set out therein;

(b)	the Tenant is in possession of the Premises and paying Rent as provided in this Lease;

(c)	the dates (if any) to which Rent is paid in advance; and

(d)	that there are not, to the Tenant’s knowledge any uncured defaults on the part of the Landlord hereunder, or specifying such defaults if any are claimed.

Any such certificate may be relied upon by any prospective transferee or encumbrancer of all or any portion of the Development, or any assignee of any such Persons. If the Tenant fails to timely deliver such statement, the Tenant shall be deemed to have acknowledged that this Lease is in full force and effect, without modification except as may be represented by the Landlord, and that there are no uncured defaults in the Landlord’s performance.

19.3	Authorities for Action

The Landlord may act in any matter provided for herein by its property manager and any other Person who shall from time to time be designated by the Landlord by notice to the Tenant. The Tenant shall designate in writing one or more Persons to act on its behalf in any matter provided for herein and may from time to time change, by notice to the Landlord, such designation. In the absence of any such designation, the Person or Persons executing this Lease for the Tenant shall be deemed to be authorized to act on behalf of the Tenant in any matter provided for herein.

ARTICLE 20
DEFAULT

20.1	Interest and Costs of Lease of Space

The Tenant shall pay to the Landlord interest at the Stipulated Rate, calculated and compounded monthly, upon all Rent required to be paid hereunder from the due date for payment thereof until the same is fully paid and satisfied. The Tenant shall indemnify the Landlord against all costs, charges (including legal fees and disbursements on a solicitor and his own client basis) lawfully and reasonably incurred in enforcing payment thereof, and in obtaining possession of the Premises after default of the Tenant or upon expiration or earlier termination of the Term of this Lease, or in enforcing covenant, provision or agreement of the Tenant herein contained.

20.2	Right of the Landlord to Perform Covenants

All covenants and agreements to be performed by the Tenant under any of the terms of this Lease shall be performed by the Tenant, at the Tenant’s sole cost and expense, and without abatement of Rent. If the Tenant shall fail to perform any act on its part to be performed hereunder, and such failure shall continue for 10 days after notice thereof from the Landlord, the Landlord may (but shall not be obligated to do so) perform such act without waiving or releasing the Tenant from any of its obligations relative thereto. All sums paid or costs incurred by the Landlord in so performing such acts under this section 20.2, together with interest thereon at the Stipulated Rate from the date each such payment was made or each such cost incurred by the Landlord, shall be payable by the Tenant to the Landlord on demand.

20.3	Events of Default

If and whenever any of the following events (“Events of Default”) occur, namely:

(a)	all or any part of the Rent hereby reserved is not paid when due, and such default continues for seven days after receipt of written notice from the Landlord;

(b)	the remaining Term of this Lease, or any goods, chattels or equipment of the Tenant is taken or exigible in execution or in attachment or if a writ of execution is issued against the Tenant;

(c)	the Tenant becomes insolvent or commits an act of bankruptcy or becomes bankrupt or takes the benefit of any statute that may be in force for bankrupt or insolvent debtors or becomes involved in voluntary or involuntary winding-up proceedings or if a receiver shall be appointed for the business, property, affairs or revenues of the Tenant;

(d)	the Tenant makes a bulk sale of its goods or moves or commences, attempts or threatens to move its goods, chattels and equipment out of the Premises (other than in the normal course of its business) or ceases to conduct business from the Premises except in the case where the Tenant is diligently attempting to sublease the Premises and is current on payments of Rent;

(e)	the Tenant fails to observe, perform and keep each and every one of the covenants, agreements, provisions, stipulations and conditions herein contained to be observed, performed and kept by the Tenant (other than payment of Rent) and persist in such failure after 10 days notice by the Landlord requiring that the Tenant remedy, correct, desist or comply (or if any such breach would reasonably require more than 10 days to rectify, unless the Tenant commences rectification within the 10 days notice period and thereafter promptly and effectively and continuously proceeds with the rectification of the breach); or

(f)	if an event of default occurs with respect to any lease or agreement between the Tenant and the Landlord or the Landlord’s agents;

then and in any of such cases, at the option of the Landlord, the full amount of the then current month’s and the next ensuing three months’ instalments of Rent, together with all expenses incurred by the Landlord in performing any of the Tenant’s obligations under this Lease, re-entering or terminating and re-letting, collecting sums due or payable by the Tenant, effecting seizure and realizing upon assets seized (including brokerage, legal fees and disbursements), and the expense of keeping the Premises in good order, repairing the same and preparing them for re-letting, shall immediately become due and payable and the Landlord may immediately distrain for the same, together with any arrears then unpaid; and the Landlord may without notice or any form of legal process forthwith re-enter upon and take possession of the Premises or any part thereof in the name of the whole and remove and sell the Tenant’s goods, chattels and trade fixtures therefrom, any rule of law or equity to the contrary notwithstanding; and the Landlord may seize and sell such goods, chattels and equipment of the Tenant whether within the Premises or removed therefrom, and the Tenant waives or renounces the benefit of any present or future law taking away or limiting the Landlord’s right of distress on the property of the Tenant, and may apply the proceeds thereof to all Rent and other payments to which the Landlord is then entitled under this Lease. Any such sale may be effected in the discretion of the Landlord by public auction or otherwise, and either in bulk or by individual item, or partly by one means and partly by another, all as the Landlord in its entire discretion may decide. If any of the Tenant’s property is disposed of as provided in this section 20.3, 10 days prior notice to the Tenant of disposition shall be deemed to be commercially reasonable.

20.4	Waiver of Exemption and Redemption

Notwithstanding anything contained in any statute now or hereafter in force limiting or abrogating the right of distress, none of the Tenant’s goods, chattels or trade fixtures on the Premises at any time during the continuance of the Term shall be exempt from levy by distress for Rent in arrears, and upon any claim being made for such exemption by the Tenant or on distress being made by the Landlord this agreement may be pleaded as an estoppel against the Tenant in any action brought to test the right to levying upon any such goods as are named as exempted in any such statute, the Tenant hereby waiving all and every benefit that could or might have accrued to the Tenant under and by virtue of any such statute but for this Lease. The Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of the Tenant being evicted or dispossessed for any cause, or in the event of the Landlord obtaining possession of the Premises, by reason of the violation by the Tenant of any of the terms or conditions of the Lease or otherwise.

20.5	Surrender

If and whenever the Landlord is entitled to or does re-enter, the Landlord may terminate this Lease by giving notice thereof, and in such event the Tenant shall forthwith vacate and surrender the Premises.

20.6	Payments

If the Landlord shall re-enter or if this Lease shall be terminated hereunder, the Tenant shall pay to the Landlord on demand:

(a)	Rent up to the time of re-entry or termination, whichever shall be the later, plus accelerated rent as herein provided;

(b)	all expenses incurred by the Landlord in performing any of the Tenant’s obligations under this Lease, re-entering or terminating and re-letting, collecting sums due or payable by the Tenant, realizing upon assets seized (including brokerage, legal fees and disbursements), and the expense of keeping the Premises in good order, repairing the same and preparing them for re-letting; and

(c)	as damages for the loss of income of the Landlord expected to be derived from the Premises, the amounts (if any) by which the Rent which would have been payable under this Lease exceeds the payments (if any) received by the Landlord from other tenants in the Premises, payable on the first day of each month during the period which would have constituted the unexpired portion of the Term had it not been terminated, or at the election of the Landlord by notice to the Tenant at or after re- entry or termination, a lump sum amount equal to the Rent which would have been payable under this Lease from the date of such election during the period which would have constituted the unexpired portion of the Term had it not been terminated, reduced by the rental value of the Premises for the same period, established by reference to the terms and conditions upon which the Landlord re- lets them if such re-letting is accomplished within a reasonable period after termination, and otherwise established by reference to all market and other relevant circumstances; Rent and rental value being reduced to present worth at an assumed interest rate of 10% on the basis of the Landlord’s estimates and assumptions of fact which shall govern unless shown to be erroneous.

20.7	Security Interest

Intentionally Deleted

20.8	Lien on the Tenant’s Goods and Equipment

If the Tenant is in default under this Lease, the Landlord has a lien on all goods, inventory, trade fixtures, equipment facilities and leasehold improvements of the Tenant in the Premises as security against loss or damage resulting from the occurrence of an Event of Default and none of the above will be removed by anyone until the Event of Default is corrected, unless otherwise permitted in writing by the Landlord. While any Event of Default is in existence or subsisting, the personal property of the Tenant shall not be removed in whole or in part from the Premises unless the prior written consent of the Landlord (which consent may be unreasonably or arbitrarily withheld or denied) is obtained, and the Landlord shall have the unfettered right to seize and sell the personal property of the Tenant in such manner and by such method as the Landlord, in its sole discretion, deems advisable, and to apply the proceeds of any sale firstly to the costs and expenses incurred to effect such sale and seizure and the remaining balance, if any, towards the losses and damages suffered or incurred by the Landlord as a result of the occurrence of such Event of Default, or, if applicable, to the costs and expenses incurred to cure such Event of Default, notwithstanding that the Term may have expired or this Lease may have been terminated prior to the date of such seizure, sale or both. In the event that the Premises are abandoned by the Tenant leaving personal property of the Tenant therein or thereon, all such personal property shall, at the Landlord’s option, be deemed to have become the unencumbered property of the Landlord, and such personal property may be transferred, sold, disposed of or otherwise dealt with by the Landlord without any liability or accountability to the Tenant. So long as the Tenant is paying all Rent when due and in the manner required under this Lease and is not in an Event of Default, the Landlord will not have deemed the Tenant to have abandoned the Premises. The provisions of this section 20.8 will survive the expiration or earlier termination of this Lease.

20.9	Act of Subtenants

Any act or omission on the part of a subtenant of the Tenant that, if done, or omitted to be done, by the Tenant would constitute a breach of a covenant or condition in this Lease or would impose obligations on the Tenant or entitle the Landlord to exercise remedies, is considered for all purposes to be the act or omission of the Tenant and entitles the Landlord to enforce its remedies under this Lease or at law against the Tenant.

20.10	Remedies Cumulative

No reference to nor exercise of any specific right or remedy by the Landlord shall prejudice or preclude the Landlord from exercising or invoking any other remedy in respect thereof, whether allowed at law or in equity or expressly provided for herein. No such remedy shall be exclusive or dependent upon any other such remedy, but the Landlord may from time to time exercise any one or more of such remedies independently or in combination.

ARTICLE 21
HAZARDOUS SUBSTANCES

21.1	The Tenant’s Covenants

The Tenant covenants and agrees that it will:

(a)	not bring or allow any Hazardous Substance to be brought onto the Development or the Premises except in compliance with Environmental Law;

(b)	comply at all times and require all those for whom the Tenant is in law responsible to comply at all times with Environmental Law as it affects the Premises or the Development;

(c)	give notice to the Landlord of the presence at any time during the Term of any Hazardous Substance on the Premises (or the Development if such substance is in the control of the Tenant) together with such information concerning such Hazardous Substance and its presence on the Premises or the Development as the Landlord may require;

(d)	give notice to the Landlord of any occurrence which might give rise to a duty under Environmental Law by either the Tenant or the Landlord with respect to the presence of any Hazardous Substance on the Premises or the Development including, without limitation, notice of any discharge, release, leak, spill or escape into the environment of any Hazardous Substance at, to or from the Premises or the Development;

(e)	in any case where the Tenant has given notice as to the presence of a Hazardous Substance on the Premises or the Development, or is required to give such notice, or where the Landlord has reasonable grounds to believe that any Hazardous Substance is going to be or has been brought onto the Premises or the Development by the Tenant or any Person for whom the Tenant is in law responsible, to commission an environmental audit at the Tenant’s expense when required by the Landlord to do so;

(f)	comply with any investigative, remedial or precautionary measures required under Environmental Law or as reasonably required by the Landlord, be fully and completely liable to the Landlord for any and all investigation, clean up, remediation, restoration or monitoring costs or any costs incurred to comply with Environmental Law or any request by the Landlord that such measures be taken;

(g)	protect, indemnify and save each of the Landlord and its directors, officers, employees, agents, successors and assigns completely harmless from and against any Environmental Claim, directly or indirectly incurred, sustained or suffered by or asserted against the Landlord and/or its directors, officers, employees, agents, successors and assigns caused by or attributable to, either directly or indirectly, any act or omission of the Tenant and/or any Person for whom the Tenant is in law responsible;

(h)	enter into any additional contract of insurance respecting the Premises which the Landlord may reasonably require to protect the Landlord and its directors, officers, employees, agents, successors and assigns from any Environmental Claim respecting the Premises;

(i)	provide to the Landlord such security as the Landlord may from time to time require, acting reasonably, to ensure compliance by the Tenant of its covenants herein contained; and

(j)	provide access to the Premises for the Landlord or its agent to conduct an environmental audit of the Premises, at the Tenant’s expense, at least two (2) months prior to the expiry of the Term of this Lease.

21.2	Inquiries by the Landlord

The Tenant hereby authorizes the Landlord to make inquiries from time to time of any government or governmental agency with respect to the Tenant’s compliance with the Environmental Law at the Premises, and the Tenant covenants and agrees that the Tenant will from time to time provide to the Landlord such written authorization as the Landlord may reasonably require in order to facilitate the obtaining of such information. The Landlord or its agent may inspect the Premises from time to time without notice, in order to verify the Tenant’s compliance with the Environmental Law and the requirements of this Lease respecting Hazardous Substance. If the Landlord suspects that the Tenant is in breach of any of its covenants herein, the Landlord and its agent shall be entitled to conduct an environmental audit immediately, and the Tenant shall provide access to the Landlord and its agent for the purpose of conducting an environmental audit. Such environmental audit shall be at the Tenant’s expense, and the Tenant shall forthwith remedy any problems identified by the environmental audit, and shall ensure that it complies with all of its covenants herein. Upon request by the Landlord from time to time, the Tenant shall provide to the Landlord a certificate executed by a senior officer of the Tenant certifying ongoing compliance by the Tenant with its covenants contained herein.

21.3	Ownership of Hazardous Substances

If the Tenant shall bring or create upon the Premises or the Development any Hazardous Substance or if the conduct of the Tenant’s business shall cause there to be any Hazardous Substance upon the Premises or the Development then, notwithstanding any rule of law to the contrary, such Hazardous Substance shall be and remain the sole and exclusive property of the Tenant and shall not become the property of the Landlord notwithstanding the degree of affixation of the Hazardous Substance or the goods containing the Hazardous Substance to the Premises or the Development and notwithstanding the expiry or earlier termination of this Lease.

21.4	The Landlord’s Remedies upon Default

Upon the Tenant’s material default under this section and in addition to the rights and remedies set forth elsewhere in this Lease, the Landlord shall be entitled to the following rights and remedies:

(a)	at the Landlord’s option, to terminate this Lease; or

(b)	to recover any and all damages associated with the material default, including without limitation, in addition to any rights reserved or available to the Landlord in respect of an early termination of this Lease, cleanup costs and charges, civil and criminal penalties and fees, loss of business and sales by the Landlord and other tenants of the Development, any and all damages and claims asserted by third parties and the Landlord’s solicitors’ fees and costs; or

(c)	both of the above.

ARTICLE 22
MISCELLANEOUS

22.1	Relationship of Parties

Nothing contained in this Lease shall create any relationship between the parties hereto other than that of landlord and tenant, and it is acknowledged and agreed that the Landlord does not in any way or for any purpose become a partner of the Tenant in the conduct of its business, or a joint venturer or a member of a joint or common enterprise with the Tenant.

22.2	Consent Not Unreasonably Withheld

Except as otherwise specifically provided, whenever consent or approval of the Landlord or the Tenant is required under the terms of this Lease, such consent or approval shall not be unreasonably withheld or delayed. The Tenant’s sole remedy if the Landlord unreasonably withholds or delays consent or approval shall be an action for specific performance, and the Landlord shall not be liable for damages. If either party withholds any consent or approval, such party shall on written request deliver to the other party a written statement giving the reasons therefor.

22.3	Name of Building

The Landlord shall have the right, after 30 days notice to the Tenant, to change the name, number or designation of the Building, during the Term without liability to the Tenant.

22.4	Applicable Law and Construction

This Lease unless otherwise agreed by the parties shall be governed by and construed under the laws of the jurisdiction in which the Development is located, and its provisions shall be construed as a whole according to their common meaning and not strictly for or against the Landlord or the Tenant. The words the Landlord and the Tenant shall include the plural as well as the singular. Time is of the essence in this Lease and each of its provisions. This Lease shall be deemed to be executed under seal by all parties to this Lease even though a party may not affix its seal. Words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by and do not imply limitation of the context or the words or phrases which precede or succeed them. All references to articles and schedules refer, unless otherwise specified, to articles of and schedules to this Lease. All references to sections refer, unless otherwise specified, to sections, paragraphs or clauses of this Lease and reference to paragraphs or clauses refer to paragraphs in the same section as the reference or clauses in the same paragraph as the reference. The captions, section numbers, article numbers and the table of contents appearing in this Lease are inserted only as a matter of convenience and do not affect the interpretation or substance of this Lease. All references to federal and provincial statutes, regulations, codes and guidelines includes amendments to such statutes, regulations, codes and guidelines and successor and replacement legislation thereto unless otherwise stated to the contrary. Unless otherwise stated, all dollar amounts in this Lease are in Canadian dollar amounts and are exclusive of GST.

22.5	Entire Agreement

There are no terms and conditions which at the date of execution of this Lease are additional or supplemental to those set out on the pages of this Lease. This Lease contains the entire agreement between the parties hereto with respect to the subject matter of this Lease and supersedes all prior agreements between the Landlord and Tenant including any agreement to lease between the Landlord and Tenant. The Tenant acknowledges and agrees that it has not relied upon any statement, representation, agreement or warranty except such as are set out in this Lease.

22.6	Amendment or Modification

Unless otherwise specifically provided in this Lease, no amendment, modification, or supplement to this Lease shall be valid or binding unless set out in writing and executed by the parties hereto in the same manner as the execution of this Lease.

22.7	Construed Covenants and Severability

Except where expressed as conditions, all of the provisions of this Lease are to be construed as covenants and agreements as though the word importing such covenants and agreements were used in each separate Article hereof. Should any provision of this Lease be or become invalid, void, illegal or not enforceable, it shall be considered separate and severable from the Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been included.

22.8	No Implied Surrender or Waiver

No provisions of this Lease shall be deemed to have been waived by the Landlord unless such waiver is in writing signed by the Landlord. The Landlord’s waiver of a breach of any term or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a breach, from having all the force and effect of any original breach. The Landlord’s receipt of Rent with knowledge of a breach by the Tenant of any term or condition of the Lease shall not be deemed a waiver of such term or condition. No act or thing done by the Landlord, its agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid, unless in writing and signed by the Landlord. The delivery of keys to any of the Landlord’s agents or employees shall not operate as a termination of the Lease or a surrender of the Premises. No payment by the Tenant, or receipt by the Landlord, of a lesser amount than the Rent due hereunder shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any cheque or any letter accompanying any cheque, or payment as Rent, be deemed an accord and satisfaction, and the Landlord may accept such cheque or payment without prejudice to the Landlord’s right to recover the balance of such Rent or pursue any other remedy available to the Landlord.

22.9	Successors Bound

Except as otherwise specifically provided, the covenants, terms and conditions contained in this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

22.10	Liability: Joint/Several

In the event there is more than one entity or Person which or who are parties constituting the Tenant under this Lease, the obligation imposed upon each of the parties comprising the Tenant under this Lease shall be joint and several.

22.11	Set-off

In the event the Landlord is liable for any payment or reimbursement to the Tenant then unless otherwise provided for in this Lease the Landlord has the right to set-off such reimbursement or liability against liabilities of the Tenant to the Landlord.

22.12	Registrations

The Tenant agrees with the Landlord not to register this Lease but the Tenant may register a caveat in a form approved by the Landlord and provided the Tenant pays the Landlord’s reasonable fee for same and allocable transfer or recording taxes or charges. Such caveat shall not reveal the financial terms of this Lease. The Tenant shall remove and discharge at the Tenant’s expense the registration of such a notice at the expiry or the earlier termination of the Term or renewals thereof and in the event of the Tenant’s failure to remove or discharge this notice or caveat after 10 days written notice by the Landlord or the Tenant, the Landlord may in the name and on behalf of the Tenant execute a discharge of such a notice in order to remove and discharge such notice and for the purposes thereof, the Tenant hereby irrevocably constitutes and appoints any officer of the Landlord the true and lawful attorney of the Tenant.

22.13	Unavoidable Delay

Except as herein otherwise expressly provided, if and whenever and to the extent that either the Landlord or the Tenant shall be prevented, delayed or restricted in the fulfilment of any obligation hereunder in respect to the supply or provision of any service or utility, the making of any repair, the doing of any work or any other thing (other than the payment of monies required to be paid by the Tenant to the Landlord hereunder) by reason of:

(a)	strikes or work stoppages;

(b)	being unable to obtain any material, service, utility or labour required to fulfil such obligations; or

(c)	other unavoidable occurrences,

then the time for fulfilment of such condition and obligation shall be extended during the period in which such circumstances operates to prevent, delay or restrict fulfilment thereof, and the other party to this Lease shall not be entitled to compensation for any inconvenience, nuisance or discomfort thereby occasioned.

22.14	Limitation of Recourse

The Tenant acknowledges that, notwithstanding any other provision contained in this Lease, the obligations of and rights against the Landlord under this Lease and any other agreement with the Tenant shall be performed, satisfied and paid only out of and enforced against, and recourse hereunder shall be had only after judgment and only against, the right, title and interest of the Landlord in, and the Landlord’s revenue derived from, the Development whether such action or proceeding is for an award of damages, declaratory or injunctive relief or specific performance. No obligation of the Landlord hereunder or in respect hereof is personally binding upon, nor shall any resort or recourse be had, judgment issued or execution or other process levied against, the Landlord (except to the extent necessary for enforcement under the first sentence of this section and only for that purpose), or against any other assets or revenues of the Landlord. The only remedy against the Landlord shall be an action for damages. Notwithstanding anything else contained in this Lease or implied by law, in respect of any remedy as against the Landlord, where the Landlord is comprised of more than one party, the liability of each party comprising the Landlord shall be deemed to be several and not joint or joint and several, and shall be limited to the respective undivided percentage interest of each such party in the Land.

22.15	Counterparts and Electronic Delivery

This Lease may be executed in counterparts and the counterparts together shall constitute an original document. Delivery of this document may be made by facsimile transmission or by email in PDF format and if so delivered shall be deemed to be an original document. Original documents are to be delivered to each of the parties within 7 Business Days from the date of delivery by facsimile transmission or email.

22.16	Independent Legal Advice

The Tenant acknowledges that the Landlord hereby advises the Tenant to obtain advice from independent legal counsel prior to signing this Lease. The Tenant further acknowledges that any information provided by the Landlord is not to be construed as legal, tax or any other expert advice and the Tenant is cautioned not to rely on any such information without seeking legal, tax or other expert advice.

The Landlord and the Tenant understand, acknowledge and agree that this Lease has been freely negotiated by both parties and that, in any dispute or contest over the meaning, interpretation, validity or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

22.17	Survival of Covenants and Indemnities

All obligations of the Tenant which arise during the Term pursuant to this Lease and which have not been satisfied at the end of the Term and all indemnities of the Tenant contained in this Lease shall survive the expiration or other termination of this Lease.

22.18	Exculpatory Provisions

In all provisions of this Lease containing a release, indemnity or other exculpatory language in favour of the Landlord, reference to the Landlord includes reference also to the Landlord’s agents (including, without limitation, the Landlord’s nominee, the Landlord’s manager and the Landlord’s leasing agent) and any Person for whom it is in law responsible and the directors, officers and employees of the Landlord, its agents (including, without limitation, the Landlord’s nominee, the Landlord’s manager and the Landlord’s leasing agent) and any Person for whom it is in law responsible and its agents while acting in the ordinary course of their employment (collectively the “Released Persons”), it being understood and agreed that, for the purposes of this section, the Landlord is deemed to be acting as the agent or trustee on behalf of and for the benefit of the Released Persons solely to the extent necessary for the Released Persons to take the benefit of this section.

22.19	The Indemnifier

Intentionally deleted.

22.20	Real Estate Investment Trust

The parties acknowledge and agree that if the Landlord or one of the parties comprising the Landlord is a real estate investment trust (the “REIT”), then the obligations of REIT hereunder and under all documents delivered pursuant hereto (and all documents to which this document may be pursuant) or which give effect to, or amend or supplement, the terms of this Lease are not personally binding upon any trustee of the REIT, any registered or beneficial holder of units (a “Unitholder”) or any annuitant under a plan of which a Unitholder acts as a trustee or carrier, or any officers, employees or agents of the REIT and resort shall not be had to, nor shall recourse or satisfaction be sought from, any of the foregoing or the private property of any of the foregoing, but that portion of the Development owned by the REIT only shall be bound by such obligations and recourse or satisfaction may only be sought from the revenue of that part of the Property owned by the REIT.

22.21	Confidentiality

Unless otherwise compelled by law, the Tenant and the Landlord shall cause their respective employees, agents, shareholders, servants, directors, officers and those for whom each of them is legally responsible to keep all provisions of this Lease confidential. The Tenant’s and the Landlord’s obligation to observe and perform the provisions of this section shall survive the expiration or earlier termination of this Lease.

22.22	Trademarks

The Tenant shall not use any trademarks, copyrights or other intellectual property (collectively, the “Intellectual Property”) of the Landlord without the prior written consent of the Landlord. The Landlord’s consent, if given, may contain such conditions as the Landlord deems appropriate for the use and protection of such Intellectual Property including any licence fee that the Landlord feels is appropriate in the circumstances. In the absence of the Landlord’s consent, and if the Tenant uses the Intellectual Property without the Landlord’s written consent and without entering into a licence agreement required by and acceptable to the Landlord, the Tenant hereby agrees and consents to any injunctive or declaratory order or judgment barring it from any further use of the Intellectual Property and hereby indemnifies the Landlord for any losses, claims, damages, liability or costs (including solicitor and own client costs on a full indemnity basis) suffered by the Landlord as a result of the Tenant’s unauthorized use of the Intellectual Property.

22.23	Additional Provisions

The additional provisions, if any, are set out in Schedule G.

22.24	Acceptance of Lease

The Tenant and the Landlord hereby accept this Lease subject to the conditions, restrictions and covenants herein set forth.

IN WITNESS WHEREOF the parties hereto have affixed their respective corporate seals, duly attested by the hands of their respective authorized officers in that regard as of the day and year first above written.

LANDLORD:	ASPEN PROPERTIES (SLP) LTD.

/s/ Greg Guatto
	Per:	Greg Guatto
		Name:	Greg Guatto
		Title:	President & CEO

/s/ R. Scott Hutcheson
	Per:	R. Scott Hutcheson
		Name:	R. Scott Hutcheson
		Title:	Executive Chair

I/We have the authority to bind the corporation

TENANT:	NANO INNOVATIONS INC.

	Per:	/s/ R. Michael Steele
		Name:	R. Michael Steele
		Title:	Chief Financial Officer

Per:
Name:
Title:

I/We have the authority to bind the corporation

TENANT:	ADVEN INDUSTRIES INC.

	Per:	/s/ R. Michael Steele
		Name:	R. Michael Steele
		Title:	Chief Financial Officer

Per:
Name:
Title:

I/We have the authority to bind the corporation

SCHEDULE A - FLOOR PLAN

Suite 2320, as shown below

SCHEDULE B - LEGAL DESCRIPTION

Building Address: 140 4th Avenue SW, Calgary, Alberta

Legal Description of the Building:

PLAN 9212003

BLOCK 15

LOT 1A

EXCEPTING THEREOUT ALL MINES AND MINERALS

Legal Description of Development:

140/144 – 4th Avenue SW, Calgary, Alberta

PLAN 9212003

BLOCK 15

LOT 1A

EXCEPTING THEREOUT ALL MINES AND MINERALS

112 – 4th Avenue SW, Calgary, Alberta

PLAN C

BLOCK 15

LOTS 10 to 15 and LOTS 25 to 31 inclusive

EXCEPTING THEREOUT ALL MINES AND MINERALS

SCHEDULE C - DETERMINATION OF OCCUPANCY COSTS

1. Definitions :

In this Lease

(a)	Intentionally deleted.

(b)	“Occupancy Costs” means the Tenant’s Pro-rata Share of the amount of Operating Expenses and Real Estate Taxes, calculated annually.

(c)	“Operating Expenses” means the total of all expenses, costs, fees, rentals, disbursements and outlays of every kind paid, payable or incurred by or on behalf of the Landlord on an accrual basis (or on a cash basis to the extent the Landlord considers appropriate) in the ownership, maintenance, repair, replacement, operation, administration, supervision and management of the Development, in accordance with International Financial Reporting Standards (“IFRS”) accounting practices as applied by the Landlord, or such other comparable standard, in the Landlord’s reasonable discretion. Without limiting the generality of the foregoing:

(i)	subject to certain exclusions and deductions provided in sections (ii) and (iii) of this definition, Operating Expenses include:

(1)	costs of providing security, supervision, traffic control, janitorial, landscaping, window cleaning, waste collection, disposal and recycling and snow removal services and the costs of machinery, supplies, tools, equipment and materials used in connection with the Building (including rental costs of such items);

(2)	costs of telephone and telecommunications (including riser, rooftop and wireless management), information technology, telecopier, stationery, office equipment, supplies, signs and directory boards and other services and materials required for management, maintenance and operation (whether on or off-site and whether incurred by the Landlord or a management company);

(3)	costs of providing electricity, fuel, heat, processed air, water, telephone, gas, sewage disposal and other utilities and services (including all energy management and administration costs) and costs of replacing building standard electric light fixtures, ballasts, tubes, starters, lamps, light bulbs and controls (to the extent such item is charged separately to the Tenant pursuant to this Lease then the costs of any such item attributable to other leasable premises shall be excluded);

(4)	costs of:

i.	operating, maintaining, replacing, modifying and repairing the Building, including without limitation such costs where incurred by the Landlord in order to comply with applicable laws or required by the Landlord’s insurance carrier or resulting from normal wear and tear to the Building;

ii.	providing, installing, modifying and upgrading energy conservation equipment and systems, life safety and emergency response systems, materials and procedures and telecommunication systems and equipment if any;

iii.	making alterations, replacements or additions to the Building intended to reduce Operating Expenses, updating or upgrading or otherwise modifying the finishes of the Building, improving the operation of the Building and the systems, facilities and equipment serving the Building, or maintaining their operation; and

iv.	replacing machinery or equipment which by its nature requires periodic replacement,

all to the extent that such costs are fully chargeable in the Fiscal Year in which they are incurred in accordance with sound accounting principles or practices as applied by the Landlord;

(5)	depreciation or amortization (but not both) of the costs referred to in section (4) above as determined in accordance with sound accounting principles or practices as applied by the Landlord, if such costs have not been charged fully in the Fiscal Year in which they are incurred, and interest on the undepreciated or unamortized balance of such costs, calculated monthly, at an annual rate equal to 3% above the Prime Rate in effect on the first day of each Fiscal Year;

(6)	amounts paid to, or reasonably attributable to the remuneration of, all personnel (whether on or off-site and whether employed by the Landlord or a management company) involved in the maintenance, repair, replacement, operation, administration, supervision and management of the Building, including fringe benefits, severance pay, termination payments and other employment costs. Executive salaries, bonuses and fringe benefits will be reasonably allocated to the Landlord s portfolio of properties;

(7)	auditing, accounting, legal, advertising and other professional and consulting fees and disbursements incurred in connection with the maintenance, repair, replacement, operation, administration, supervision and management of the Building, including those incurred with respect to the preparation of the statements required under the provisions of this Lease and costs of administering, minimizing, contesting or appealing assessments of Real Estate Taxes (whether or not successful);

(8)	costs of all insurance which the Landlord is obligated or permitted to obtain under this Lease and the amounts of losses incurred or claims paid either below the insurance deductible amounts or as the co-insurance portion of an insured claim;

(9)	Real Estate Taxes to the extent not charged to the Tenant pursuant to this Schedule C and to other tenants of the Building pursuant to lease provisions similar to such provisions;

(10)	Intentionally deleted;

(11)	fair market rental value (having regard to rent being charged for similar space including additional rent for Operating Expenses and Real Estate Taxes) of space used by the Landlord and/or its property manager, acting reasonably, in connection with the maintenance, repair, operation, administration and management of the Building and such fair market rental value of any building amenities (such as conference, fitness, lounge area and day-care facilities provided primarily for tenants of the Building), together with the reasonable costs relating to such building amenities;

(12)	4% of Project Revenue or such other percentage of Project Revenue as determined by the Landlord from time to time payable to the Landlord as a management fee and any management or administrative fees paid to a third party for management or administrative services;

(13)	all other costs and expenses of every kind, to the extent incurred in or allocable to ownership, maintenance, repair, replacement, operation, administration, supervision and management of the Development;

(ii)	except to the extent otherwise provided above in section (i) of this definition, Operating Expenses exclude:

(1)	Real Estate Taxes;

(2)	interest on, and the capital retirement of debt, except as specifically provided in section (a) above, and ground rent payable to the lessor under any ground or other lease pursuant to which the Landlord has an interest in the Development;

(3)	major repairs to the Structural Elements that are required as a result of defective design or construction of such structural components;

(4)	expenses relating to decorating or redecorating or renovating rentable space for tenants or occupants of the Building and costs relating to tenant inducements, allowances or similar expenses;

(5)	all expenses relating to specific leasing transactions including without limitation, real estate brokers’ fees, leasing commissions, advertising and space planners’ fees applicable to such transactions;

(6)	repairs or maintenance done for the direct account of other tenants;

(7)	utilities consumed by a tenant or occupant of the Building (including the Tenant) which are either separately metered or separately allocated to a tenant or occupant of the Building and paid separately from Operating Expenses;

(8)	cleaning costs for the Premises (other than portions of the Premises forming part of the Common Areas) which the Tenant has incurred as a result of the Tenant’s cleaning contractors cleaning the Premises and paid separately from Operating Expenses;

(9)	the cost of additional services provided to the Tenant (unless included as Operating Expenses), other tenants or occupants of the Building under lease provisions similar to section 7.6 of this Lease;

(iii)	there will be credited as a deduction from Operating Expenses:

(1)	an amount equal to the net proceeds of insurance actually recovered by the Landlord for damage to the Development (or, if the Landlord has self-insured, an amount equal to such damage less a reasonable deductible) to the extent that the cost to repair such damage is included in Operating Expenses;

(2)	net recoveries received by the Landlord in respect of warranties or guarantees and insurance claims to the extent (but only to the extent) that the repair costs in respect of the work covered by such warranties or guarantees or insurance claims have been charged as Operating Expenses;

(3)	amounts recovered from licensees and tenants as contributions to the cost of telecommunications related services (including riser, rooftop and wireless management) to the extent that those costs have been included in Operating Expenses; and

(4)	an amount equal to recoveries by the Landlord in respect of warranties or guarantees relating to the construction of the Development or any part of it to the extent that the repair costs in respect of the work covered by warranty or guarantee is included in Operating Expenses.

(iv)	In determining Operating Expenses:

(1)	if less than 100% of the Rentable Area of the Building is completed or occupied during any period for which a computation must be made, the amount of Operating Expenses will be increased by the amount of the additional costs determined by the Landlord, that would have been incurred had 100% of the Rentable Area of the Building been completed or occupied during that period, provided that the foregoing shall not result in the Tenant’s Pro-rata Share being greater than it would be if the Building was fully occupied and completed;

(2)	where the Landlord determines, acting reasonably but in its sole discretion, that any items of Operating Expenses are provided only to or for the benefit of a portion of the Building, then the Landlord shall be entitled, but not obligated, to allocate the cost of those items over such portion of the Building and adjust the Occupancy Costs payment based on such allocation;

(3)	if the Building is comprised of different categories of leasable premises, the Landlord shall be entitled, but not obligated, to allocate Operating Expenses among the various categories on the basis of such factors as the Landlord determines to be relevant, acting reasonably but in its sole discretion, and to adjust the Occupancy Costs payment based on such allocation; and

(d)	Any allocation of Operating Expenses or Real Estate Taxes that are shared by the Building with another building shall be determined by Landlord in such manner and on such basis as Landlord in its sole discretion considers equitable and such allocation shall be final and binding on Tenant.

(e)	“Project Revenue” means all income received by the Landlord for the Development and includes Rent.

(f)	“Real Estate Taxes” means: (a) any form of assessment (including any “special” assessment), property tax, license fee, license tax, business license fee, business license tax, commercial rental tax, levy, charge, penalty or tax, imposed by any authority having the direct power to tax, including any city, county, provincial or federal government, or any school, agricultural, lighting, water drainage or other improvement or special district thereof, against the Premises or the Development or any legal or equitable interest of the Landlord therein; (b) any tax on the Landlord’s right to rent the Premises or against the Landlord’s business of leasing the Premises; (c) any assessment, tax, fee, levy or charge in substitution, partially or totally, of or in addition to any assessment, tax, fee, levy or charge previously included within the definition of Real Estate Taxes which may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services provided to property owners or occupants; (d) all business taxes and other taxes, if any, from time to time payable by the Landlord with respect to the Common Areas; (e) any business transfer tax; and (f) all taxes or business taxes, if any, not recovered, or which in the Landlord’s opinion are not recoverable, from tenants of the Development. It is the intention of the Landlord and the Tenant that all new assessments, taxes, fees, levies and charges be included within the definition of Real Estate Taxes for purposes of this Lease. The following shall also be included within the definition of Real Estate Taxes for purposes of this Lease; provided, however, that the Tenant shall pay the Landlord the entire amount thereof (i) any tax allocable to or measured by the area of the Premises or the rental payable hereunder, including without limitation, any gross income, privilege, sales or excise tax levied by any municipal or provincial or federal government, with respect to the receipt of such rental, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by the Tenant of the Premises or any portion thereof; (ii) any tax upon this transaction or any document to which the Tenant is a party, creating or transferring an interest or an estate in the Premises; and (iii) all costs incurred by the Landlord contesting or appealing the Real Estate Taxes (including, without limitation, legal, appraisal and other professional fees and costs and administration and overhead costs). “Real Estate Taxes” shall not include the Landlord’s income, franchise, inheritance or estate taxes.

(g)	“Tenant’s Pro-rata Share” shall be a fraction, equal to the Rentable Area of the Premises, divided by the Rentable Area of the Building.

SCHEDULE D - RULES AND REGULATIONS

1.	Security: The Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, any Persons occupying, using or entering the same, or any equipment, finishings or contents thereof, and the Tenant shall comply with the Landlord’s reasonable requirements relative thereto.

2.	Locks: The Landlord may from time to time install and change locking mechanisms on entrances to the Building, Common Areas thereof, and the Premises, and (unless 24 hour security is provided by the Building) shall provide to the Tenant a reasonable number of keys and replacements to meet the bona fide requirements of the Tenant. In these rules “keys” include any device serving the same purpose. The Tenant shall not add to or change existing locking mechanisms on any door in or to the Premises without the Landlord’s prior written consent. If with the Landlord’s consent, the Tenant installs lock(s) incompatible with the Building master locking system:

(a)	the Landlord, without abatement of Rent, shall be relieved of any obligation under this Lease to provide any service to the affected areas which requires access thereto;

(b)	the Tenant shall indemnify the Landlord against any expenses as a result of a forced entry thereto which may be required in an emergency; and

(c)	the Tenant shall at the end of the Term and at the Landlord’s request remove such lock(s) at the Tenant’s expense.

3.	Return of Keys: At the end of the Term, the Tenant shall promptly return to the Landlord all keys for the Building and Premises which are in possession of the Tenant.

4.	Windows: The Tenant shall observe the Landlord’s rules with respect to maintaining uniform drapes and venetian blinds at all windows in the Premises so that the Building presents a uniform exterior appearance, and shall not install any window shades, screen, drapes, covers or other materials on or at any window in the Premises without the Landlord’s written consent. The Tenant shall ensure that all drapes and venetian blinds are closed on all windows in the Premises while they are exposed to direct rays of the sun.

5.	Repair, Maintenance, Alterations and Improvements: The Tenant shall carry out the Tenant’s repair, maintenance, alterations and improvements in the Premises only during time agreed to in advance by the Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

6.	Water Fixtures: The Tenant shall not use water fixtures for any purpose for which they are not intended, nor shall water be wasted by tampering with such fixtures. Any cost or damage resulting from such misuse by the Tenant shall be paid for by the Tenant.

7.	Personal Use of Premises: The Premises shall not be used or permitted to be used for residential, lodging or sleeping purposes or for the storage of personal effects or property not required for business purposes.

8.	Heavy Articles: The Tenant shall not place in or move about the Premises without the Landlord’s prior written consent any safe or other heavy article which in the Landlord’s reasonable opinion may damage the Building, and the Landlord may designate the location of any heavy articles in the Premises.

9.	Carpet Pads: In those portions of the Premises where carpet has been provided directly or indirectly by the Landlord, the Tenant shall at its own expense install and maintain pads to protect the carpet under all furniture having casters other than carpet casters.

10.	Bicycles, Animals: The Tenant shall not bring any animals or birds into the Building other than in accordance with the Landlord’s dog policy, and shall not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by the Landlord for such purposes. Bicycles are not permitted in the elevators and the Landlord is not responsible for any lost, damaged or stolen bicycles. The Landlord’s rules and regulations in this section 10 are subject to change.

11.	Deliveries: The Tenant shall ensure that deliveries of materials and supplies to the Premises are made through such entrances, elevators and corridors and at such times as may from time to time be designated by the Landlord, and shall promptly pay or cause to be paid to the Landlord the cost of repairing any damage in the Building caused by any Person making such deliveries.

12.	Furniture and Equipment: The Tenant shall ensure that furniture and equipment being moved into or out of the Premises is moved through such entrances, elevators and corridors and at such times as may from time to time be designated by the Landlord, and by movers or a moving company approved by the Landlord, and shall promptly pay or cause to be paid to the Landlord the cost of repairing any damage in the Building caused thereby, and the cost of building staff regarding special moving requirements of the Tenant.

13.	Solicitations: The Landlord reserves the right to restrict or prohibit canvassing, soliciting or peddling in the Building.

14.	Food and Beverages: Only Persons approved from time to time by the Landlord may prepare, solicit orders for, sell, serve or distribute foods or beverages in the Building, or use the elevators, corridors or Common Areas for any such purpose. Except with the Landlord’s prior written consent and in accordance with arrangements approved by the Landlord, the Tenant shall not permit on the Premises the use of equipment for dispensing food or beverages or for the preparation, solicitation of orders for, sale, serving or distribution of food or beverages. The foregoing shall not include the use of equipment for dispensing food and beverages to the employees of the Tenant.

15.	Refuse: The Tenant shall place all refuse in proper receptacles provided by the Tenant at its expense in the Premises or in receptacles (if any) provided by the Landlord for the Building, and shall keep sidewalks and driveways outside the Building, and lobbies, corridors, stairwell, ducts and shafts of the Building free of all refuse.

16.	Obstructions: The Tenant shall not obstruct or place anything in or on the sidewalks or driveways outside the Building or in the lobbies, corridors, stairwells or other Common Areas of the Building, or use such locations for any purpose except access to and exit from the Premises without the Landlord’s prior written consent. The Landlord may remove at the Tenant’s expense any such obstruction or thing (unauthorized by the Landlord) without notice or obligation to the Tenant.

17.	Dangerous or Immoral Activities: The Tenant shall not make any use of the Premises which involves the danger of injury to any person, nor shall the same be used for any immoral purpose.

18.	Proper Conduct: The Tenant shall not conduct itself in any manner which is inconsistent with the character of the Building as a first class quality Building or which will impair the comfort and convenience of other tenants in the Building.

19.	Employees, Agents and Invitees: In these Rules and Regulations, the Tenant includes the employees, agents, invitees and licensees of the Tenant and others permitted by the Tenant to use or occupy the Premises.

20.	Signs: The Tenant shall not paint, display, inscribe, place or affix any sign, picture, advertisement, notice, lettering or direction on any part of the exterior of the Premises or so as to be visible from the exterior of the Premises without the Landlord’s written consent. The Tenant shall adhere to the building standard identification signs for tenants to be placed on the outside of the doors leading into the Premises of tenants of multiple tenancy floors.

SCHEDULE E – TENANT IMPROVEMENTS

1.	Definition of Leasehold Improvements:

“Leasehold Improvements” includes, without limitation, all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of the Tenant, or any previous occupant of the Premises, in the Premises and by or on behalf of other tenants in other premises in the Building (including the Landlord if an occupant of the Building), including all partitions and hardware however affixed, and whether or not movable, all mechanical electrical and utility installations and all carpeting and drapes, with the exception only of furniture and equipment not of the nature of the fixtures.

2.	Installation of Improvements and Fixtures:

(a)	All work including changes to the structure or the systems employed in the Building necessitated by the Tenant’s Work shall be first approved by the Landlord.

(b)	The preparation of all design and working drawings and specifications relating to completion of the Premises for occupation by the Tenant and the calling of tenders and letting of contracts relating to the Tenant’s Work and the supervision and completion of the Tenant’s Work and payment therefore shall be the responsibility of the Tenant.

(c)	Approvals must be obtained by the Tenant for its work from the municipal building department and all authorities having jurisdiction and the Tenant must submit evidence of these approvals to the Landlord before commencing work. The Tenant shall be responsible for payment of all fees and charges incurred in obtaining said approvals to the Landlord before commencing work. The Tenant shall be responsible for payment of all fees and charges incurred in obtaining said approvals and for obtaining an occupancy permit prior to opening.

(d)	All Tenant’s Work required by the Tenant to complete the Premises for occupancy shall be carried out with good workmanship and shall not be in contravention of the codes or regulations of the municipality or any other authority having jurisdiction.

(e)	Before commencing any work, the Tenant shall furnish the Landlord with written proof of all contractors’ comprehensive general liability insurance for limits not less than those required by the Lease. The Landlord shall be named as an additional insured in the Tenant’s insurance policy.

(f)	Before commencing any work, the Tenant shall furnish the Landlord with written proof of all contractors’ Workers’ Compensation Board Clearance.

(g)	The Tenant shall at all times keep the premises and all other areas clear of waste materials and refuse caused by itself, its suppliers, contractors or by their work.

(h)	The Landlord may require the Tenant to clean up on a daily basis and be entitled to clean up at the Tenant’s expense if the Tenant shall not comply with the Landlord’s reasonable requirements.

(i)	All the Tenant work including the delivery, storage and removal of materials shall be subject to the reasonable supervision of the Landlord and shall be performed in accordance with any reasonable conditions or regulations imposed by the Landlord including, without limitation, payment on demand of a reasonable fee of the Landlord for such supervision.

(j)	In no event shall the Tenant alter or interfere with window coverings (if any) or other light control device (if any) installed in the Building.

(k)	The Landlord may require that the Landlord’s contractors and sub contractors be engaged for any mechanical or electrical work.

(l)	No locks shall be installed on the entrance doors or in any doors in the Premises that are not keyed to the Building master key system.

(m)	The Landlord shall not in any way be responsible for or liable with regard to any work carried out or any materials left or installed in the Premises and shall be reimbursed for any additional cost and expenses caused which may be occasioned to it by reason thereof and for any delays which may be directly or indirectly caused by the Tenant or its contractor.

(n)	Any damages caused by the Tenant, their contractors or subtrades employed on the work to any of the structure or the systems employed in the Building or to any property of the Landlord or of other the Tenants, shall be repaired by the Landlord’s contractor to the satisfaction of the Landlord and the Landlord may recover the costs incurred from the Tenant.

(o)	If the Tenant or the Tenant’s contractor neglects to carry out the work properly or fails to perform any work required by or in accordance with the approved plans and specifications, the Landlord, after 30 days written notice to the Tenant and the Tenant’s contractor may, without prejudice to any right or remedy, complete the work, remedy the default or make good any deficiencies and recover the costs incurred from the Tenant.

(p)	The Tenant shall maintain and keep on the Premises at all times during construction and the Term of the Lease, a suitable portable fire extinguisher for Class A, B and C fires.

(q)	The Tenant shall perform its work expeditiously and efficiently and shall complete the same within the Fixturing Period or such other period in this Lease or any other agreement between the parties granted to the Tenant for completion of the Tenant’s Work.

(r)	On completion of the Tenant’s Work, the Tenant shall forthwith furnish to the Landlord a statutory declaration stating that there are no builders’ liens outstanding against the demised premises on account of the Tenant’s Work and that all accounts for work, service and materials have been paid in full with respect to all of the Tenant’s Work, together with evidence in writing satisfactory to the Landlord that all assessments under the Workers Compensation Act have been paid.

(s)	The Tenant shall not suffer or permit any builders’ or other lien for work, labour, services or materials to be filed against or attached to the entire premises or any part thereof. The Tenant agrees that if any builders’ lien is filed, as aforesaid as a result of his occupancy or possession, the Tenant shall do all within its power to have the lien removed at the earliest possible date. This includes, but shall not be limited to, payment of monies into court and/or any other remedy which would result in the lien being removed from the titles for the entire premises forthwith.

(t)	No work shall be commenced by the Tenant until all drawings and specifications have been approved in writing by the Landlord and until the Tenant has secured approval and permits from all authorities having jurisdiction and submitted proof of same to the Landlord. The Tenant shall complete all work in a good and workmanlike manner, and in strict accordance with the drawings and specifications approved by the Landlord. The Tenant agrees to indemnify and save the Landlord harmless from any and all loss, damage or injury which may result from the Tenant’s activities in the entire premises in completing the Premises. The Tenant acknowledges and agrees that there may be inconvenience associated with completing either Landlord’s Work, Landlord Construction, or Tenant’s Work.

(u)	If the Tenant does not comply with the provisions of the Lease or any other agreement relative to the construction or occupation of the Premises, including this Schedule, the Landlord, in addition to and not in lieu or by other rights or remedies, shall have any or all of the following rights in its discretion:

(i)	to declare all fees, charges and other sums payable by the Tenant to the Landlord pursuant to this Schedule to be rent and to be collectable as rent under the provisions of this Lease; or

(ii)	to declare and treat the Tenant’s non-compliance as a default or breach of covenant under the Lease and exercise any right available under the provisions of the Lease, including the right of termination.

3.	Removal of Improvements and Fixtures:

The Landlord agrees that the Tenant shall not have the obligation to restore the Premises, or pay for same, to the base building or original condition at the expiry or earlier termination of the Lease. At the Landlord’s discretion, the Tenant shall remove all non typical leasehold improvements including IT/data cabling.

All Leasehold Improvements in or upon the Premises shall immediately upon their placement be and become the Landlord’s property without compensation therefor to the Tenant. Except to the extent otherwise expressly agreed by the Landlord in writing, no Leasehold Improvements, trade fixtures, furniture or equipment shall be removed by the Tenant from the Premises either during or at the expiration or sooner termination of the Term except that:

(a)	the Tenant shall, prior to the end of the Term, remove such of the non-typical leasehold improvements, including IT/data cabling and trade fixtures installed by the Tenant in the Premises as the Landlord shall require to be removed or pay to the Landlord the amount reasonably estimated by the Landlord for the cost of such removal plus 15% of such cost to compensate the Landlord for the administration of such work; and

(b)	the Tenant may, at the time appointed by the Landlord and subject to availability of elevators (if installed in the Building), remove its furniture and equipment at the end of the Term, and also during the Term in the usual and normal course of its business where such furniture or equipment has become excess for the Tenant’s purposes or the Tenant is substituting therefor new furniture and equipment.

If the Tenant fails to remove its non-typical leasehold improvements, including IT/data cabling and trade fixtures as required by the Landlord at the expiration or earlier termination of this Lease, at the option of the Landlord, the trade fixtures shall become the property of the Landlord and the Landlord may enter the Premises and remove the non- typical leasehold improvements, including IT/data cabling and trade fixtures or portion thereof from the Premises. In doing so the Landlord may, without liability on the Landlord’s part, and without notice to the Tenant, enter the Premises and remove such non- typical leasehold improvements, including IT/data cabling and trade fixtures and repair any damage to the Building caused by such removal at the Tenant’s expense, which shall be paid by the Tenant to the Landlord on demand, and such non-typical leasehold improvements, including IT/data cabling and trade fixtures may, without notice to the Tenant or to any other Person and without obligation to account for them, be sold, destroyed, disposed of, or used by Landlord in such manner as Landlord determines, or may be stored in a public warehouse or elsewhere, all at the Tenant’s expense, plus an administration fee of 15% of all of such costs and expenses, which shall be paid by the Tenant to Landlord on demand.

In the event the Landlord elects that the Tenant shall perform any of the required work to complete the removal of its non-typical leasehold improvements, including IT/data cabling and trade fixtures or portion thereof, then:

(a)	the Tenant shall submit detailed demolition drawings to the Landlord for its prior approval and such work shall be completed under the supervision of the Landlord plus an administration fee of 15% of the cost of such work;

(b)	the Tenant shall, at its expense, repair any damage caused to the Building by such removal;

(c)	the Tenant shall effect such removal by the later of: (A) the end of the Term; and (B) 15 days after the Landlord’s notice, provided that in the event of termination of this Lease prior to the expiry of the Term, such removal shall be completed no later than 15 days after the date the Landlord recovers possession of the Premises; and

(d)	if the Tenant fails to complete any work referred to in this section within the period specified, the Tenant shall pay compensation to the Landlord for damages suffered by the Landlord for loss of use of the Premises, which damages shall not be less than 150% of the per diem Rent payable during the last month preceding the expiry or earlier termination of the Term.

Notwithstanding the foregoing or any law to the contrary, if the Tenant or any of the Tenant’s agents, contractors, invitees, or any Person for whom the Tenant is legally responsible creates or is permitted to bring to the Building or the Premises any Hazardous Substances or if the conduct of the Tenant’s business shall cause there to be any Hazardous Substances in or at the Building or the Premises, such Hazardous Substances shall be and shall remain the sole and exclusive property of the Tenant and shall not become the property of the Landlord regardless of the degree of affixation to the Premises or the Building of the Hazardous Substances or the goods containing the Hazardous Substances.

4.	For the purpose of this Lease, and except as specified in the Lease:

(a)	the term “Landlord’s Work” shall mean finishing the Premises in a manner and in colours standard to the Building which, without limiting the generality of the foregoing, will include those items set out in Schedule F attached hereto.

(b)	the term “Tenant’s Work” shall mean all work other than Landlord’s Work and Landlord’s Construction required to be done to complete the Premises for occupancy by the Tenant. Tenant’s Work shall not be undertaken or commenced by the Tenant until:

(i)	all permits necessary for the installation of the Tenant’s improvements and approval have been obtained by the Tenant from applicable municipal and other government departments, prior to the commencement of the installation by the Tenant, and copies provided to the Landlord;

(ii)	a certificate of insurance has been provided to the Landlord confirming compliance with the requirements of this Lease; and

(iii)	proper documentation has been provided by the Tenant to the Landlord verifying that provisions have been made by the Tenant for payment in full of all costs of Tenant’s Work.

(c)	All improvements to the Premises shall conform to the quality standards of the Building. The Tenant shall use an architect to design and prepare working drawings and specifications of Tenant’s Work and shall submit such drawings and specifications for the Landlord’s prior written approval.

SCHEDULE F - LANDLORD’S WORK AND TENANT’S WORK

Only those items enumerated below as Landlord’s Work will be provided and installed by the Landlord in the Premises on a “once only” basis at the Landlord’s expense in accordance with the Landlord’s choice of materials. All the Landlord’s Work will consist of site preparation and construction of the base building and will be done in accordance with the plans prepared by the Architect subject to changes required by the Landlord, its consultants or governmental authorities. All other work required for the Premises, including those items enumerated as Tenant’s Work will be provided and installed by the Tenant, at the Tenant’s sole cost and expense. Except for the items shown as Landlord’s Work, the Premises are leased on an “as is, where is” basis and there are no representations or warranties concerning the Premises or the Building except as contained herein.

Landlord’s Work

The Landlord and Tenant agree that there is no Landlord’s Work. The Landlord and Tenant agree that there is Landlord Construction, as provided under Schedule G and Schedule G-1.

Tenant’s Work

1.	All improvements to Premises in excess of the Landlord’s Construction including all further electrical and mechanical requirements.

2.	Any changes desired by the Tenant to the Landlord’s Construction are subject to the Landlord’s approval and shall be made at the Tenant’s expense.

3.	All permits and approvals necessary for the installation of the Tenant’s improvements shall be obtained by the Tenant from applicable municipal and other governmental departments, prior to the commencement of the installations by the Tenant.

4.	All plans for Tenant improvements must be submitted to the Landlord and be prepared in accordance with the Construction Manual Rules and Regulations (the “Construction Manual”) for the Building.

5.	There shall be no fees payable by the Tenant to the Landlord in respect to Tenant’s Work. The Tenant, however, shall be responsible for reasonable out of pocket costs, if any, incurred by the Landlord regarding the Tenant’s Work.

SCHEDULE G – ADDITIONAL PROVISIONS

1.	Landlord’s Construction

The Landlord will be responsible for all the work required by the Tenant or necessary to complete the Premises for occupancy and conduct its business, including the work described in the attached Schedule G-1 (“Landlord’s Construction”) and any additional work as required by the Tenant and agreed to by the Landlord to be included in Landlord’s Construction The Landlord’s Construction shall be to the Landlord’s account to a maximum of fifty five ($55.00) dollars per square foot of Rentable Area of the Premises (the “Construction Allowance”), based on the final space plan in Schedule A, inclusive of all materials, design fees, construction costs, drawings, including electrical, mechanical, structural and engineering, and permits with consultation with the Tenant. Any additional Landlord’s Construction required, or reasonable out of pocket costs incurred by the Landlord due to changes by the Tenant or in addition to the items outlined in Schedule G-1 shall be enumerated and agreed to by the Tenant and shall be amortized on a straight line basis and either added to the Basic Rent payable over the Term calculated at 9% interest rate up to a maximum of sixty five ($65.00) dollars per square foot of Rentable Area, or the Tenant shall pay any additional costs in excess of the Construction Allowance upon receipt of an invoice from the Landlord. For clarity, for each additional five ($5.00) dollars per square foot of Rentable Area in Construction Allowance over and above $55.00, the rental rates will increase by one dollar and seven cents ($1.07) per year for each of the 6 year Term. By way of an example, the following outlined the Basic Rent for a $65.00 Construction Allowance:

March 1, 2023 to February 28, 2025: $21.14

March 1, 2025 to February 28, 2027: $22.14

March 1, 2027 to February 28, 2029: $24.14

If the costs of the Landlord’s Construction is less than then Construction Allowance, including any supplemental items and the Tenant’s requirements for data, cabling and IT, the Landlord shall apply same towards Basic Rent as it comes due under the Lease. It is agreed to between the Landlord and Tenant to be transparent on costs of construction of the Premises with consultation with the Tenant to meet expectations for design and final finishes.

2.	Parking

So long as the Required Conditions are satisfied the Landlord agrees to make available to the Tenant and the Tenant shall take, as a licensee as of the commencement of the Fixturing Period, three (3) unreserved parking stalls throughout the Term for the Parking Facility, the size and location of such parking stalls to be determined and designated by the Landlord in its sole and unfettered discretion, subject to the Tenant executing and delivering the Parking Agreement. The Tenant shall pay parking fees to the Parking Facility Operator throughout the Term at the prevailing rates being charged for parking stalls in the Parking Facility, from time to time, which at of this date is $485.00, per permit per month, plus Goods and Services Tax. Where the prevailing parking rates in the Parking Facility are being generally increased by the Landlord, the Landlord shall be entitled to increase the Tenant’s parking fees upon 30 days’ written notice to the Tenant. Each such payment shall be made in advance on the first day of each month throughout the Term. At the Tenant’s option, and subject to availability, the Landlord shall provide additional parking stalls on a month to month basis throughout the Term.

The Tenant’s rights under this section shall terminate upon expiry or earlier termination of the Lease or the Landlord taking possession of the Premises. The Tenant acknowledges and agrees further that the Tenant’s rights under this section are contractual rights only and do not form an interest in land. The Tenant’s rights under this section are subject to and superseded by the Parking Agreement once executed and delivered by the Tenant and the Landlord.

Notwithstanding anything contained in this Lease, the Landlord may terminate the Tenant’s entitlement to use some or all of the parking stalls if for any reason the Landlord will not be able to reasonably make the parking stalls available to the Tenant (including without limitation the demolition of all or part of the Parking Facility or some or all of the parking stalls no longer being available to the Landlord) and the circumstances giving rise to the Landlord’s inability to make the parking stalls available to the Tenant are not of a temporary nature. The Landlord shall whenever possible give the Tenant not less than 30 days’ written notice of such termination, provided that in no event shall the Landlord have any liability to the Tenant in connection with any failure to provide such 30 days’ notice.

3.	Permitted Occupants

The Tenant may permit the right to occupy up to and including 50% of the Premises to a third party or parties that are affiliate or subsidiary companies for a period equal to all or a portion of the Term (the “Permitted Occupants”). The Tenant shall provide written notice to the Landlord of the Permitted Occupants and the Tenant agrees it is responsible for each Permitted Occupant within the Premises and shall be responsible for any and all costs associated with the Permitted Occupants, including but not limited to access cards and signage. This right to grant occupancy to a third party is exclusive to the Tenant and may not be assigned or transferred. As of the date of this Lease, Tangold Inc. and AdvEn Bitumen Innovation Inc. are Permitted Occupants.

4.	Extension Option

The Tenant shall have the option to extend the Term (the “Extension Option”) and the Lease for one (1) extension term (the “Extension Term”) of five (5) years upon giving the Landlord not less than six (6) months and not more than twelve (12) months prior written notice before the expiration of the Term of the Tenant’s intention to extend.

The Extension Option shall be on the same terms and conditions as set out in the Lease except for Basic Rent, any further option to extend after commencement of the Extension Term and any rent abatement periods, leasehold improvement allowance or other tenant inducement whatsoever (other than parking rights granted herein). The Basic Rent during the Extension Term shall be the Market Rent (as hereinafter defined in this section) agreed upon or determined (as hereinafter set out).

For the purposes of this section, “Market Rent” shall mean the then current market rental rate per square foot per annum for similar size and type headlease tenants as at the date the Tenant exercises the Extension Option as agreed to by the Landlord and the Tenant to be applicable during the Extension Term by the 90th day before the end of the Term for comparable improved fixtured premises in comparable buildings of the same quality and similar location in the City of Calgary as the Building, including the Building, (without regard to subleased space) for a five (5) year term. Failing agreement by the parties as to the Market Rent applicable during the Extension Term by the 90th day before the end of the Term, the Market Rent shall be determined in accordance with the Arbitration Act (Alberta).

Until the Basic Rent has been determined as herein provided, the Tenant shall continue to pay (in addition to Additional Rent due under the Lease) the monthly instalments of Basic Rent payable before the commencement of the Extension Term and upon such determination the Tenant shall immediately make the appropriate adjustment payment, if any, to the Landlord together with interest thereon from the commencement of the Extension Term until the date of payment of such adjustment at the rate of 5% per annum in excess of the Prime Rate.

The Tenant shall enter into an amending agreement prepared by the Landlord or the Landlord’s solicitors at the Tenant’s cost evidencing the terms of the exercise of the Extension Option.

5.	Access to Amenities

Prior to the Fixturing Period, and upon execution of this Lease and the Tenant providing insurance in accordance with this Lease, the Tenant shall have access to the Tenant Lounge and Conference Centre located within the Building. Access to the Conference Centre shall be based on the Tenant’s proportionate allocation as further defined in the tenant handbook for the Building.

SCHEDULE G-1 - LANDLORD’S CONSTRUCTION

On or before September 1, 2022, all work required for the Premises in order for the Tenant to occupy and conduct business within the Premises will be provided and installed by the Landlord as further outlined in Schedule G section l Landlord’s Construction. The specifications below are subject to final drawings approved by the Tenant.

SCHEDULE H – BASE BUILDING WORK

The Tenant and Landlord acknowledge, that in its normal course of operation and in accordance with Schedule C, the Landlord may from time to time, install, replace or repair the lighting fixtures, ceiling t-bar grid, ceiling tiles and blinds in tenant premises in the Building (the “Base Building Work”) that may become damaged, broken or are no longer in operable condition. In conjunction with this Lease, the Landlord will, install, replace or repair the following:

1.	New or like new Base Building Standard blinds

2.	New or like new Base Building Standard lighting fixtures

3.	New or like new Base Building Standard ceiling t-bar grid

4.	New or like new Base Building Standard ceiling tiles

For the purposes of this Schedule H, Base Building Standard means the standard that the Landlord designates from time to time and there may be multiple different types of blinds, lighting fixtures, t-bar grid sizes and ceiling tiles at the same time within the Building.

SCHEDULE I - SECURITY AGREEMENT

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SCHEDULE J - INDEMNITY AGREEMENT

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